As filed with the Securities and Exchange Commission on June 21, 2021

Registration Statement No. 333-253614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSHARES® GOLD TRUST MICRO

SPONSORED BY iSHARES DELAWARE TRUST SPONSOR LLC

(Exact name of Registrant as specified in its charter)

New York	1040	83-6527686
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o iShares Delaware Trust Sponsor LLC

400 Howard Street, San Francisco, CA 94105

Attn: Product Management Team,

iShares Product Research & Development

(415) 670-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

iShares Delaware Trust Sponsor LLC

400 Howard Street, San Francisco, CA 94105

Attn: Product Management Team,

iShares Product Research & Development

(415) 670-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clifford R. Cone, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019	Deepa Damre Smith, Esq. BlackRock, Inc. 400 Howard Street San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

CALCULATION OF THE REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price[1]	Amount of registration fee
iShares	120,000,000	18.884	2,266,080,000	$247,229.33

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933. The initial amount of gold required for deposit with the iShares Gold Trust Micro to create Shares is 500 ounces per Basket (a Basket is 50,000 Shares). The price of gold used to calculate the proposed maximum offering price per Share is $1,888.40, which is based upon the LBMA Gold Price PM on June 7, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 21, 2021

120,000,000 Shares

iShares® Gold Trust Micro

The iShares Gold Trust Micro (the “Trust”) issues shares (“Shares”) representing fractional undivided beneficial interests in its net assets. The assets of the Trust consist primarily of gold held by a custodian on behalf of the Trust. The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. iShares Delaware Trust Sponsor LLC (the “Sponsor”) is the sponsor of the Trust; The Bank of New York Mellon (the “Trustee”) is the trustee of the Trust, and JPMorgan Chase Bank N.A., London branch (the “Custodian”), is the custodian of the Trust. The Trust is not an investment company registered under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”). The Trust is not a commodity pool for purposes of the United States Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act” or “CEA”), and its sponsor is not subject to regulation by the U.S. Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator or a commodity trading advisor with respect to the Trust.

The Trust intends to issue Shares on a continuous basis. The Trust issues and redeems Shares only in blocks of 50,000 or integral multiples thereof. A block of 50,000 Shares is called a “Basket.” These transactions take place in exchange for gold. Baskets will be offered continuously at the net asset value per Share (“NAV”) for 50,000 Shares on the day that an order to create a Basket is accepted by the Trust. Only registered broker-dealers that become authorized participants by entering into a contract with the Sponsor and the Trustee (“Authorized Participants”) may purchase or redeem Baskets. Shares will be offered to the public from time to time at varying prices that will reflect the price of gold and the trading price of the Shares on NYSE Arca, Inc. (“NYSE Arca”) at the time of the offer.

Prior to this offering, there has been no public market for the Shares. The Shares will be listed and traded on NYSE Arca under the ticker symbol “IAUM.” Market prices for the Shares may be different from the NAV.

The London Bullion Market Association (“LBMA”) Gold Price PM on June 18, 2021 was $1,773.10.

Except when aggregated in Baskets, Shares are not redeemable securities. Baskets are only redeemable by Authorized Participants.

The Trust is an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act (the “JOBS Act”), subject to reduced public company reporting requirements under U.S. federal securities laws.

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are not interests in nor obligations of either the Sponsor, the Trustee or BlackRock Financial Management, Inc. (the “Seed Capital Investor”) or their respective affiliates.

“iShares” is a registered trademark of BlackRock, Inc. or its affiliates.

On June 15, 2021, the Seed Capital Investor, an affiliate of the Sponsor, subject to conditions, purchased the Seed Creation Baskets, comprising 500,000 Shares at a per-Share price equal to 1/100th of a fine ounce of gold, as described in “Seed Capital Investor” and “Plan of Distribution.” The price of gold was determined using the LBMA Gold Price PM on June 15, 2021. The price per-Share and the LBMA Gold Price PM on June 15, 2021 were $18.651 and $1,865.10, respectively. Total proceeds to the Trust from the sale of the Seed Creation Baskets were 5,000 ounces of gold. Delivery of the Seed Creation Baskets was made on June 17, 2021. The Seed Capital Investor will act as a statutory underwriter in connection with this purchase.

The price of the Seed Creation Baskets was determined as described above and such Shares could be sold at different prices if sold by the Seed Capital Investor at different times. Prior to this offering, there was no public market for the Shares.

The date of this prospectus is    , 2021.

- i -

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. Neither the Trust nor the Sponsor has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

Until [       ], 2021 (25 days after the date of this prospectus), all dealers effecting transactions in the Shares, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions. The Sponsor first intends to use this prospectus on [       ], 2021.

Authorized Participants may be required to deliver a prospectus when making transactions in the Shares. See “Plan of Distribution.”

- ii -

PROSPECTUS SUMMARY

Although the Sponsor believes that this summary is materially complete, you should read the entire prospectus, including “Risk Factors” beginning on page 9, before making an investment decision about the Shares.

Definitions of terms used in this prospectus can be found in the Glossary on page 48.

Trust Structure, the Sponsor, the Trustee and the Custodian

The Trust was formed on June 15, 2021 when the Sponsor and The Bank of New York Mellon signed the Depositary Trust Agreement (the “Trust Agreement”) and the Seed Capital Investor made the initial deposit for the issuance of ten Baskets. The purpose of the Trust is to own gold transferred to the Trust in exchange for Shares issued by the Trust. Each Share represents a fractional undivided beneficial interest in the net assets of the Trust. The assets of the Trust consist primarily of gold held by the Custodian on behalf of the Trust.

The Sponsor of the Trust is iShares Delaware Trust Sponsor LLC, a Delaware limited liability company and an indirect subsidiary of BlackRock, Inc. (“BlackRock”). The Shares are not obligations of, and are not guaranteed by, iShares Delaware Trust Sponsor LLC, or any of its subsidiaries or affiliates.

The Trust is governed by the provisions of the Trust Agreement executed as of June 15, 2021 by the Sponsor and the Trustee.

The Trust issues Shares only in Baskets of 50,000 or integral multiples thereof. Baskets may be redeemed by the Trust in exchange for the amount of gold corresponding to their redemption value. Individual Shares will not be redeemed by the Trust, but will be listed and traded on NYSE Arca under the ticker symbol “IAUM.” The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The material terms of the Trust are discussed in greater detail under the section “Description of the Shares and the Trust Agreement.” The Trust is not a registered investment company under the Investment Company Act and is not required to register under such act. The Trust is not a commodity pool for purposes of the CEA, and its sponsor is not subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor with respect to the Trust.

The Trust intends to continuously offer Shares but may suspend issuances of Shares at any time.

The Sponsor has arranged for the creation of the Trust, the registration of the Shares for their public offering in the United States and the listing of the Shares on NYSE Arca. The Sponsor has agreed to assume the marketing and the following administrative expenses incurred by the Trust: the Trustee’s fee (the “Trustee’s Fee”) and reimbursement for its reasonable out-of-pocket expenses, the Custodian’s fee (the “Custodian’s Fee”), NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares. The Sponsor may determine in its sole discretion to assume legal fees and expenses of the Trust in excess of the $100,000 per annum required under the Trust Agreement. To the extent that the Sponsor does not voluntarily assume such fees and expenses, they will be the responsibility of the Trust.

The Sponsor will maintain a public website on behalf of the Trust, containing information about the Trust and the Shares. The Internet address of the Trust’s website will be www.iShares.com. This Internet address is only provided here as a convenience to you, and the information contained on or connected to the Trust’s website is not considered part of this prospectus.

The Sponsor will not exercise day-to-day oversight over the Trustee or the Custodian. The Sponsor may remove the Trustee and appoint a successor trustee if the Trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the Trustee has not cured the breach within 30 days, or fails to implement certain controls and procedures requested by the Sponsor. The Sponsor also has the right to replace the Trustee during the 90 days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the Trust or on any subsequent third anniversary thereafter. The Sponsor also has the right to select any new or additional custodian.

The Sponsor or its affiliates and associates currently engage in, and may in the future engage, in the promotion, management or investment management of other accounts, funds or trusts that invest primarily in gold bullion or other precious metals. Although officers and professional staff of the Sponsor’s management intend to devote as much time to the Trust as is deemed appropriate to perform their duties, the Sponsor’s management may allocate their time and services among the Trust and the other accounts, funds or trusts. In addition, the Sponsor and the Trustee may agree to amend the Trust Agreement, including to increase the Sponsor’s Fee, without Shareholder consent. See "Conflicts of Interest."

The Trustee is The Bank of New York Mellon and the Custodian is JPMorgan Chase Bank N.A., London branch. The agreement between the Trust and the Custodian (the “Custodian Agreement”) is governed by English law.

The Trustee is responsible for the day-to-day administration of the Trust. The responsibilities of the Trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the Custodian the receipt and delivery of gold transferred to, or by, the Trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value of the Trust on any day other than: a Saturday or a Sunday, or a day on which NYSE Arca is closed for regular trading (“Business Day”); and (4) selling the Trust’s gold as needed to cover the Trust’s expenses. For a more detailed description of the role and responsibilities of the Trustee see “Description of the Shares and the Trust Agreement” and “The Trustee.”

The Custodian is responsible for safekeeping the gold owned by the Trust. The Custodian is appointed by the Trustee and is responsible for any loss of gold to the Trustee only. The general role and responsibilities of the Custodian are further described in “The Custodian.”

Trust Objective

The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. An investment in physical gold requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Traditionally, such expense and complications have resulted in investments in physical gold being efficient only in amounts beyond the reach of many investors. The Shares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical gold, while at the same time having an intrinsic value that reflects, at any given time, the price of the gold owned by the Trust at such time, less the Trust’s expenses and liabilities. Although the Shares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market.

An investment in Shares is:

Backed by gold held by the Custodian on behalf of the Trust.

The Shares are backed by the assets of the Trust. The Trustee’s arrangements with the Custodian contemplate that at the end of each Business Day there can be in the Trust account maintained by the Custodian no gold in an unallocated form. The Trust’s gold holdings are represented by physical gold, are identified on the Custodian’s or, if applicable, sub-custodian’s, books as the property of the Trust, and are held by the Custodian in New York, London and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts. Because the intrinsic value of each Share is a function of the price of only a fraction of an ounce of gold held by the Trust, the cash outlay necessary for an investment in Shares should be less than the amount required for currently existing means of investing in physical gold. Shares are eligible for margin accounts.

Listed.

Although there can be no assurance that an actively traded market in the Shares will develop, the Shares will be listed and traded on NYSE Arca under the ticker symbol “IAUM.”

Relatively cost-efficient.

Because the expenses involved in an investment in physical gold will be dispersed among all holders of Shares, an investment in Shares may represent a cost-efficient alternative to investments in physical gold for investors not otherwise in a position to participate directly in the market for physical gold. See “Business of the Trust—Trust Objective.”

Emerging Growth Company Status

The Trust is an “emerging growth company,” as defined in the JOBS Act. For as long as the Trust is an emerging growth company, the Trust may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes–Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in the Trust’s periodic reports and audited financial statements in this prospectus, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on “golden parachute” compensation and exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless otherwise determined by the SEC, any new audit rules adopted by the Public Company Accounting Oversight Board.

Under the JOBS Act, the Trust will remain an emerging growth company until the earliest of:

●	the last day of the fiscal year during which the Trust has total annual gross revenues of $1.07 billion or more;

●	the last day of the fiscal year following the fifth anniversary of the completion of this offering;

●	the date on which the Trust has, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

●

the date on which the Trust is deemed to be a “large accelerated filer” (i.e., an issuer that (1) has more than $700 million in outstanding equity held by non-affiliates and (2) has been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for at least 12 calendar months and has filed at least one annual report on Form 10-K.

The JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. The Trust is choosing to opt out of this extended transition period and, as a result, the Trust will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that the Trust’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Principal Offices

The Sponsor’s office is located at 400 Howard Street, San Francisco, CA 94105 and its telephone number is (415) 670-2000. The Trust’s office is c/o iShares Delaware Trust Sponsor LLC, 400 Howard Street, San Francisco, CA 94105 and its telephone number is (415) 670-2000. The Trustee has a Trust office at 240 Greenwich Street, 8th Floor, New York, New York 10286. The Custodian’s office is located at 125 London Wall, London, EC2Y 5AJ, England.

THE OFFERING

Offering	The Shares represent units of fractional undivided beneficial interest in the net assets of the Trust.

Use of proceeds

Proceeds received by the Trust from the issuance and sale of Baskets, including the Seed Creation Baskets issued to the Seed Capital Investor, consist of gold deposits.  Such deposits are held by the Custodian on behalf of the Trust until (i) delivered to Authorized Participants in connection with a redemption of Baskets or (ii) sold to pay the fee due to the Sponsor and Trust expenses or liabilities not assumed by the Sponsor.

NYSE Arca ticker symbol	IAUM

CUSIP	46436F 103

Creation and redemption

The Trust issues and redeems Baskets on a continuous basis.  Baskets are only issued or redeemed in exchange for an amount of gold determined by the Trustee on each day that NYSE Arca is open for regular trading.  No Shares are issued unless the Custodian has allocated to the Trust’s account the corresponding amount of gold.  At the creation of the Trust, a Basket required delivery of 500 ounces of gold.  The amount of gold necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the Trust, due to the payment or accrual of fees and other expenses or liabilities payable by the Trust.  Baskets may be created or redeemed only by Authorized Participants, who pay the Trustee a transaction fee for each order to create or redeem Baskets.  See “Description of the Shares and the Trust Agreement” for more details.

Net Asset Value

The net asset value of the Trust is obtained by subtracting all accrued fees, expenses and other liabilities of the Trust on any day from the total value of the gold and all other assets of the Trust on that day; the NAV is obtained by dividing the net asset value of the Trust by the number of Shares outstanding on the date the computation is made.  On each day on which NYSE Arca is open for regular trading, the Trustee determines the NAV as promptly as practicable after 4:00 p.m. (New York time).  The Trustee values the Trust’s gold on the basis of that day’s LBMA Gold Price PM.  If there is no LBMA Gold Price PM on any day, the Trustee is authorized to use the most recently announced LBMA Gold Price AM unless the Sponsor determines that such price is inappropriate as a basis for evaluation.  See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value.”

Trust expenses

The Trust’s only ordinary recurring expense is expected to be the remuneration due to the Sponsor (the “Sponsor’s Fee”).  In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the marketing and the following administrative expenses of the Trust: the Trustee’s Fee and reimbursement for its reasonable out-of-pocket expenses, the Custodian’s Fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The Sponsor may determine in its sole discretion to assume legal fees and expenses of the Trust in excess of the $100,000 per annum required under the Trust Agreement. To the extent that the Sponsor does not voluntarily assume such fees and expenses, they will be the responsibility of the Trust.

The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares. The Sponsor’s Fee is accrued daily at an annualized rate equal to 0.15% of the net asset value of the Trust and is payable monthly in arrears.  The Sponsor may, at its discretion and from time to time, waive all or a portion of the Sponsor’s Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. Effective on the date the Shares are listed for trading on NYSE Arca, the Sponsor has voluntarily agreed to waive a portion of the Sponsor's Fee so that the Sponsor's Fee after the fee waiver will not exceed 0.07% through June 30, 2024. The Trustee from time to time sells gold in such quantity as is necessary to permit payment of the Sponsor’s Fee and may also sell gold in such quantities as may be necessary to permit the payment of Trust expenses and liabilities not assumed by the Sponsor.  The Trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than gold.  Accordingly, the amount of gold to be sold may vary from time to time depending on the level of the Trust’s expenses and liabilities and the market price of gold.  See “Business of the Trust—Trust Expenses” and “Description of the Shares and the Trust Agreement—Trust Expenses and Gold Sales.”

Tax Considerations

Owners of Shares will be treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the Trust.  They will also be viewed as if they directly received a corresponding share of any income of the Trust, or as if they had incurred a corresponding share of the expenses of the Trust.  Consequently, each sale of gold by the Trust will constitute a taxable event to owners of beneficial interests in the Shares (the “Shareholders”).  See “U.S. Federal Income Tax Consequences— Taxation of U.S. Shareholders” and “ERISA and Related Considerations.”

Voting Rights	Owners of Shares do not have any voting rights. See “Description of the Shares and the Trust Agreement—Voting Rights.”

Suspension of Issuance, Transfers and Redemptions

The Trustee may, and upon the direction of the Sponsor shall, suspend the acceptance of purchase orders or the delivery or registration of transfers of Shares generally, or may, and upon the direction of the Sponsor shall, refuse a particular purchase order, delivery or registration of shares (i) during any period when the transfer books of the Trustee are closed or (ii) at any time, if the Sponsor thinks it advisable for any reason.  The Trustee may, and upon the direction of the Sponsor shall, suspend the right to surrender Shares or postpone the delivery date of gold or other Trust property generally or with respect to a particular redemption order (i) during any period in which regular trading on NYSE Arca is suspended or restricted, or the exchange is closed, or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.  The Trustee shall reject any purchase order or redemption order that is not in proper form.  See “Description of the Shares and the Trust Agreement—Requirements for Trustee Actions.”

Limitation on Obligations and Liability	The Sponsor and the Trustee:

● are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

● are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their respective obligations under the Trust Agreement;

● are not liable for the exercise of discretion permitted under the Trust Agreement;

● have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person;

● are not liable for any loss of gold occurring prior to the delivery of gold to the Custodian or after the delivery of gold by the Custodian; and

● may rely upon any advice or information from other persons they believe in good faith to be competent to provide such advice or information.

See “Description of the Shares and the Trust Agreement—Limitations on Obligations and Liability.”

Termination events	The Trustee will terminate the Trust Agreement if:

● the Trustee is notified that the Shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five Business Days of their delisting;

● holders of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

●    60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee and a successor trustee has not been appointed and accepted its appointment;

● the SEC determines that the Trust is an investment company under the Investment Company Act and the Trustee has actual knowledge of that determination;

●    the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $350 million on each of five consecutive trading days and the Trustee receives, within six months from the last of those trading days, notice that the Sponsor has decided to terminate the Trust;

● the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act and the Trustee has actual knowledge of that determination;

●    the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for U.S. federal income tax purposes and the Trustee receives notice that the Sponsor has determined that the termination of the Trust is advisable;

●    any sole custodian then acting resigns, is removed or otherwise ceases to act as custodian and no successor custodian has been employed prior to the effective date of such resignation, removal or cessation;

●    DTC or another depositary has ceased to act as depositary with respect to the Shares and the Sponsor has not identified another depositary that is willing to act in such capacity prior to the effective date of such cessation; or

● the Sponsor fails to undertake or perform its duties pursuant to the terms of the Trust Agreement.

The term of the Trust is perpetual (unless terminated earlier in certain circumstances). See “Description of the Shares and the Trust Agreement—Amendment and Termination.”

After termination of the Trust, the Trustee will deliver Trust property upon surrender and cancellation of Shares and, 90 days or more after termination, shall sell any remaining Trust property in a private or public sale, pursuant to the Sponsor’s direction, or, if the Sponsor does not provide any direction, as the Trustee determines, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrendered their Shares for cancellation.  See “Description of the Shares and the Trust Agreement—Amendment and Termination.”

Authorized Participants

Baskets may be created or redeemed only by Authorized Participants.  Each Authorized Participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the Sponsor and the Trustee (the “Authorized Participant Agreement”) and be in a position to transfer gold to, and take delivery of gold from, the Custodian through one or more gold accounts.  The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of gold in connection with such creations or redemptions.  A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor.

Clearance and settlement

The Shares will be evidenced by a global certificate that the Trust issues to DTC.  The Shares are issued in book-entry form only.  Transactions in Shares clear through the facilities of DTC.  Investors may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

SUMMARY FINANCIAL CONDITION

As of June 15, 2021, the date of the formation of the Trust and the date the Seed Capital Investor deposited 5,000 fine ounces of gold into the Trust, the net asset value of the Trust was $9,325,500 and the NAV was $18.65.

RISK FACTORS

The Shares are speculative and involve a high degree of risk. Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Risks Related to Gold

Actual or perceived disruptions in the processes used to determine the LBMA Gold Price PM, or lack of confidence in that benchmark, may adversely affect the return on your investment in the Shares (if any).

Because the objective of the Trust is to reflect the performance of the price of gold, any disruptions affecting the processes related to how the market determines the price of gold will have an effect on the value of the Shares.

The LBMA Gold Price AM and LBMA Gold Price PM are gold price benchmark mechanisms administered by ICE Benchmark Administration (“IBA”), an independent specialist benchmark administrator appointed by the LBMA. Twice daily during London business hours, IBA hosts an electronic auction consisting of one or more 30-second rounds.

Investors should keep in mind that electronic markets are not exempt from failures, as the experiences of the initial public offerings of Facebook and BATS Global Markets illustrate.

As of the date of this prospectus, the LBMA Gold Price AM and LBMA Gold Price PM have been subjected to the test of actual trading markets for approximately six years. As with any innovation, it is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Gold Price AM or LBMA Gold Price PM on any given day. In addition, if a perception were to develop that the LBMA Gold Price AM or LBMA Gold Price PM is vulnerable to manipulation attempts, or if the administrative proceedings surrounding the determination and publication of the LBMA Gold Price AM or LBMA Gold Price PM were seen as unfair, biased or otherwise compromised by the markets, the behavior of investors and traders in gold may change, and those changes may have an effect on the price of gold (and, consequently, the value of the Shares). In any of these circumstances, the intervention of extraneous events disruptive of the normal interaction of supply and demand of gold at any given time may result in distorted prices and losses on an investment in the Shares that, but for such extraneous events, might not have occurred.

Other effects of disruptions in the determination of the LBMA Gold Price AM or LBMA Gold Price PM or any inaccuracies in setting of the auction prices on the operations of the Trust include the potential for an incorrect valuation of the Trust’s gold, an inaccurate computation of the Sponsor’s Fee, and the sales of gold to cover Trust expenses at prices that do not accurately reflect the fundamentals of the gold market. Each of these events could have an adverse effect on the value of the Shares. The operation of the auction process which determines the LBMA Gold Price is also dependent on the continued operation of the LBMA and the IBA and their applicable systems.

The LBMA Gold Price AM and LBMA Gold Price PM are regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”).

As of the date of this prospectus, the Sponsor has no reason to believe that the LBMA Gold Price PM will not fairly represent the price of the gold held by the Trust. Should this situation change, the Sponsor expects to use the powers granted by the Trust’s governing documents to seek to replace the LBMA Gold Price PM with a more reliable indicator of the value of the Trust’s gold. There is no assurance that such alternative value indicator will be identified, or that the process of changing from the LBMA Gold Price PM to a new benchmark price will not adversely affect the price of the Shares.

Future governmental decisions may have significant impact on the price of gold, which may result in a significant decrease or increase in the value of the net assets and the net asset value of the Trust.

Generally, gold prices reflect the supply and demand of available gold. Governmental decisions, such as the executive order issued by the President of the United States in 1933 requiring all persons in the United States to deliver gold to the Federal Reserve or the abandonment of the gold standard by the United States in 1971, have been viewed as having significant impact on the supply and demand of gold and the price of gold. Future governmental decisions may have an impact on the price of gold and may result in a significant decrease or increase in the value of the net assets and the net asset value of the Trust. Further regulations applicable to U.S. banks and non-U.S. bank entities operating in the United States with respect to their trading in physical commodities, such as precious metals, may further impact the price of gold in the United States.

Because the Trust holds only gold, an investment in the Trust may be more volatile than an investment in a more broadly diversified portfolio.

The Trust holds only gold. As a result, the Trust’s holdings are not diversified. Accordingly, the Trust’s net asset value may be more volatile than another investment vehicle with a more broadly diversified portfolio and may fluctuate substantially over short or long periods of time. Fluctuations in the price of gold are expected to have a direct impact on the value of the Shares.

An investment in the Trust may be deemed speculative and is not intended as a complete investment program. An investment in Shares should be considered only by persons financially able to maintain their investment and who can bear the risk of loss associated with an investment in the Trust. Investors should review closely the objective and strategy of the Trust and redemption rights, as discussed herein, and familiarize themselves with the risks associated with an investment in the Trust.

Risks Related to the Shares

Because the Shares are created to reflect the price of the gold held by the Trust, the market price of the Shares will be as unpredictable as the price of gold has historically been. This creates the potential for losses, regardless of whether you hold Shares for a short-, mid- or long-term period.

Shares are created to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust’s expenses and liabilities. Because the value of Shares depends on the price of gold, it is subject to fluctuations similar to those affecting gold prices. This exposes your investment in Shares to potential losses if you need to sell your Shares at a time when the price of gold is lower than it was when you made your investment in Shares. Even if you are able to hold Shares for the mid- or long-term you may never realize a profit, because gold markets have historically experienced extended periods of flat or declining prices.

Following an investment in Shares, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of Shares. Among them:

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large sales, including those by the official sector (government, central banks and related institutions), which own a significant portion of the aggregate world holdings. If one or more of these institutions decide to sell in amounts large enough to cause a decline in world gold prices, the price of the Shares will be adversely affected;

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a significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the Shares;

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a significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, a decline in world gold prices could occur, negatively impacting the price of the Shares;

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global gold supply and demand, which is influenced by such factors as gold’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other gold products, purchases made by gold producers to unwind gold hedge positions and production and cost levels in major gold-producing countries such as China, South Africa, the United States and Australia;

●	global or regional political, economic or financial events and situations, especially those unexpected in nature;

●	investors’ expectations with respect to the rate of inflation;

●	interest rates;

●	investment and trading activities of hedge funds and commodity funds;

●	other economic variables such as income growth, economic output, and monetary policies; and

●	investor confidence.

Conversely, several factors may trigger a temporary increase in the price of gold prior to your investment in the Shares. If that is the case, you will be buying Shares at prices affected by the temporarily high prices of gold, and you may incur losses when the causes for the temporary increase disappear.

Investors should be aware that while gold is used to preserve wealth by investors around the world, there is no assurance that gold will maintain its long-term value in terms of future purchasing power. In the event the price of gold declines, the Sponsor expects the value of an investment in the Shares to decline proportionately.

Furthermore, although gold has been used as a portfolio diversifier due to its historically low-to-negative correlation with stocks and bonds, diversification does not ensure against, nor can it prevent against, risk of loss.

The amount of gold represented by each Share will decrease over the life of the Trust due to the sales of gold necessary to pay the Sponsor’s Fee and other Trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares.

Although the Sponsor has agreed to assume all organizational and certain ordinary administrative and marketing expenses incurred by the Trust, not all Trust expenses have been assumed by the Sponsor. For example, any taxes and other governmental charges that may be imposed on the Trust’s property will not be paid by the Sponsor. As part of its agreement to assume some of the Trust’s ordinary administrative expenses, the Sponsor has agreed to pay legal fees and expenses of the Trust not in excess of $100,000 per annum. Any legal fees and expenses in excess of that amount will be the responsibility of the Trust.

Because the Trust does not have any income, it needs to sell gold to cover the Sponsor’s Fee and expenses not assumed by the Sponsor. The Trust may also be subject to other liabilities (for example, as a result of litigation) that have also not been assumed by the Sponsor. The only source of funds to cover those liabilities will be sales of gold held by the Trust. Even if there are no expenses other than those assumed by the Sponsor, and there are no other liabilities of the Trust, the Trustee will still need to sell gold to pay the Sponsor’s Fee. The result of these sales is a decrease in the amount of gold represented by each Share. New deposits of gold, received in exchange for new Shares issued by the Trust, do not reverse this trend.

A decrease in the amount of gold represented by each Share results in a decrease in its price even if the price of gold has not changed. To retain the Share’s original price, the price of gold has to increase. Without that increase, the lesser amount of gold represented by the Share will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lesser amount of gold represented by each Share, you will sustain losses on your investment in Shares.

An increase in the Trust expenses not assumed by the Sponsor, or the existence of unexpected liabilities affecting the Trust, will force the Trustee to sell larger amounts of gold, and will result in a more rapid decrease of the amount of gold represented by each Share and a corresponding decrease in its value.

The Trust is a passive investment vehicle. The Trust is not actively managed and will be affected by a general decline in gold.

The Trustee does not actively manage the gold held by the Trust. This means that the Trustee does not sell gold at times when its price is high, or acquire gold at low prices in the expectation of future price increases. It also means that the Trustee does not make use of any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the Trust will adversely affect the value of your Shares.

The price received upon the sale of Shares may be less than the value of the gold represented by them.

The result obtained by subtracting the Trust’s expenses and liabilities on any day from the price of the gold owned by the Trust on that day is the net asset value of the Trust which, when divided by the number of Shares outstanding on that day, results in the net asset value per Share, or NAV.

Shares may trade at, above or below their NAV. The NAV will fluctuate with changes in the market value of the Trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and NYSE Arca. While the Shares will trade on NYSE Arca until 4:00 p.m. (New York time), liquidity in the market for gold will be reduced after the close of the major world gold markets, including London, Zurich and the Commodity Exchange, Inc. (“COMEX”) in Chicago. As a result, during this time, trading spreads, and the resulting premium or discount on Shares, may widen.

The costs inherent in buying or selling the Shares may detract significantly from investment results.

Buying or selling the Shares on an exchange involves two types of costs that apply to all securities transactions effectuated on an exchange. When buying or selling Shares through a broker or other intermediary, you will likely incur a brokerage commission or other charges imposed by that broker or intermediary. In addition, you may incur the cost of the “spread,” that is, the difference between what investors or market makers are willing to pay for the Shares (the “bid” price) and the price at which they are willing to sell the Shares (the “ask” price). Because of the costs inherent in buying or selling the Shares, frequent trading may detract significantly from investment results and an investment in the Shares may not be advisable for investors who anticipate regularly making small investments.

An investment in the Shares may be adversely affected by competition from other methods of investing in gold.

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold (including exchange-traded products), direct investments in gold and investment vehicles similar to the Trust. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors in Shares.

The term of the Trust is perpetual. However, if certain events occur, at any time, the Trustee will have to terminate the Trust. See “Description of the Shares and the Trust Agreement—Amendment and Termination” for more information about the termination of the Trust, including when events outside the control of the Sponsor, the Trustee or the Shareholders may prompt the Trust’s termination.

Upon termination of the Trust, the Trustee will sell gold in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the Trust. The remaining gold will be distributed among Authorized Participants surrendering Shares. Any gold remaining in the possession of the Trustee after 90 days will be sold by the Trustee pursuant to the Sponsor’s direction, or, if the Sponsor does not provide any direction, as the Trustee determines, and the proceeds of the sale will be held by the Trustee until claimed by any remaining holders of Shares. Sales of gold in connection with the liquidation of the Trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in Shares.

The liquidity of the Shares may also be affected by the withdrawal from participation of Authorized Participants.

In the event that one or more Authorized Participants that have substantial interests in Shares withdraw from participation, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares and result in your incurring a loss on your investment in Shares.

There may be situations where an Authorized Participant is unable to redeem a Basket. To the extent the value of gold decreases, these delays may result in a decrease in the value of the gold the Authorized Participant will receive when the redemption occurs, as well as a reduction in liquidity for all Shareholders in the secondary market.

Although Shares surrendered by Authorized Participants in Basket-size aggregations are redeemable in exchange for the underlying amount of gold, redemptions may be suspended during any period while regular trading on NYSE Arca is suspended or restricted, or in which an emergency exists that makes it reasonably impracticable to deliver, dispose of, or evaluate gold. If any of these events occurs at a time when an Authorized Participant intends to redeem Shares, and the price of gold decreases before such Authorized Participant is able again to surrender Baskets for redemption, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the gold received from the Trust upon the redemption of its Shares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in Shares during periods of suspension, decreasing the number of potential buyers of Shares in the secondary market and, therefore, decreasing the price a Shareholder may receive upon sale.

The Trust is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Shares less attractive to investors.

The Trust is an “emerging growth company” as defined in the JOBS Act. For as long as the Trust continues to be an emerging growth company it may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging public companies, which include, among other things:

●	exemption from the auditor attestation requirements under Section 404(b) of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in the Trust’s periodic reports and audited financial statements in this prospectus;

●	exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on “golden parachute” compensation; and

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exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless otherwise determined by the SEC, any new audit rules adopted by the Public Company Accounting Oversight Board.

The Trust could be an emerging growth company until the last day of the fiscal year following the fifth anniversary after its initial public offering, or until the earliest of (1) the last day of the fiscal year in which it has annual gross revenue of $1.07 billion or more, (2) the date on which it has, during the previous three year period, issued more than $1 billion in non-convertible debt or (3) the date on which it is deemed to be a large accelerated filer under the federal securities laws. The Trust will qualify as a large accelerated filer as of the first day of the first fiscal year after it has (A) more than $700 million in outstanding equity held by nonaffiliates, (B) been public for at least 12 months and (C) filed at least one annual report on Form 10-K.

Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply to non-reporting companies. However, the Trust has chosen to opt out of this extended transition period for complying with new or revised accounting standards. Section 107 of the JOBS Act provides that the decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Trust cannot predict if investors will find an investment in the Trust less attractive if it relies on these exemptions.

Authorized Participants with large holdings may choose to terminate the Trust.

Holders of 75% of the Shares have the power to terminate the Trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in gold through the vehicle of the Trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the Trust.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although Shares are listed for trading on NYSE Arca, you should not assume that an active trading market for the Shares will be maintained. If you need to sell your Shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your Shares (assuming you are able to sell them).

If the process of creation and redemption of Baskets encounters any unanticipated difficulties, the possibility for arbitrage transactions by Authorized Participants intended to keep the price of the Shares closely linked to the price of gold may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.

If the processes of creation and redemption of Shares (which depend on timely transfers of gold to and by the Custodian) encounter any unanticipated difficulties, potential market participants, such as the Authorized Participants and their customers, who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying gold may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of gold and may fall or otherwise diverge from NAV. Furthermore, in the event that the London market for physical gold should become relatively illiquid and thereby materially restrict opportunities for arbitraging by delivering gold in return for Baskets, the price of Shares may diverge from the value of physical gold.

As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares.

Shares are not entitled to the same rights as shares issued by a corporation. By acquiring Shares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your Shares or to take other actions normally associated with the ownership of shares. You will only have the limited rights described under “Description of the Shares and the Trust Agreement.”

As an owner of Shares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act or the protections afforded by the CEA.

The Trust is not registered as an investment company and is not required to be registered under the Investment Company Act. Consequently, the owners of Shares do not have the protections under the Investment Company Act provided to investors in registered investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads, among others, do not apply to the Trust.

The Trust does not hold or trade in commodity futures contracts or any other instruments regulated by the CEA, as administered by the CFTC. Furthermore, the Trust is not a commodity pool for purposes of the CEA. Consequently, the Trustee and the Sponsor are not subject to registration as commodity pool operators with respect to the Trust. The owners of Shares do not receive the CEA disclosure document and certified annual report required to be delivered by the registered commodity pool operator with respect to a commodity pool, and the owners of Shares do not have the regulatory protections provided to investors in commodity pools operated by registered commodity pool operators.

The value of the Shares will be adversely affected if the Trust is required to indemnify the Sponsor or the Custodian as contemplated in the Trust Agreement and the Custodian Agreement.

Under the Trust Agreement, the Sponsor has a right to be indemnified from the Trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. Similarly, the Custodian Agreement provides for indemnification of the Custodian by the Trust under certain circumstances. This means that it may be necessary to sell assets of the Trust in order to cover losses or liability suffered by the Sponsor or the Custodian. Any sale of that kind would reduce the net asset value of the Trust and the value of the Shares.

Risks Related to the Trust and Its Operations

The Trust is exposed to various operational risks.

The Trust is exposed to various operational risks, including human error, information technology failures and failure to comply with formal procedures intended to mitigate these risks, and is particularly dependent on electronic means of communicating, record-keeping and otherwise conducting business. In addition, the Trust generally exculpates, and in some cases indemnifies, its service providers and agents with respect to losses arising from unforeseen circumstances and events, which may include the interruption, suspension or restriction of trading on or the closure of NYSE Arca, power or other mechanical or technological failures or interruptions, computer viruses, communications disruptions, work stoppages, natural disasters, fire, war, terrorism, riots, rebellions or other circumstances beyond the control of the Trust or its service providers and agents. Accordingly, the Trust generally bears the risk of loss with respect to these unforeseen circumstances and events to the extent relating to the Trust or the Shares, which may limit or prevent the Trust from generating returns corresponding to those of the Index or otherwise expose it to loss.

Although it is generally expected that the Trust’s direct service providers and agents will have disaster recovery or similar programs or safeguards in place to mitigate the effect of such unforeseen circumstances and events, there can be no assurance that these safeguards are in place for all parties whose activities may affect the performance of the Trust, or that these safeguards, even if implemented, will be successful in preventing losses associated with such unforeseen circumstances and events. Nor can there be any assurance that the systems and applications on which the Trust relies will continue to operate as intended. In addition to potentially causing performance failures at, or direct losses to, the Trust, any such unforeseen circumstances and events or operational failures may further distract the service providers, agents or personnel on which the Trust relies, reducing their ability to conduct the activities on which the Trust is dependent. These risks cannot be fully mitigated or prevented, and further efforts or expenditures to do so may not be cost-effective, whether due to reduced benefits from implementing additional or redundant safeguards or due to increases in associated maintenance requirements and other expenses that may make it more costly for the Trust to operate in more typical circumstances.

The Trust may be negatively impacted by the effects of the spread of illnesses or other public health emergencies on the global economy and the markets and service providers relevant to the performance of the Trust.

An outbreak of infectious respiratory illness caused by a novel coronavirus known as COVID-19 was first detected in China in December 2019 and has now been spread globally. This outbreak has resulted in travel restrictions, closed international borders, enhanced health screenings at ports of entry and elsewhere, disruption of and delays in healthcare service preparation and delivery, prolonged quarantines, event cancellations, supply chain disruptions, and lower consumer demand, layoffs, defaults and other significant economic impacts, as well as general concern and uncertainty. The impact of this outbreak has adversely affected the economies of many nations and the entire global economy and may impact individual issuers and capital markets in ways that cannot necessarily be foreseen. Other infectious illness outbreaks that may arise in the future could have similar impacts. Public health crises caused by the outbreak may exacerbate other pre-existing political, social and economic risks in certain countries or globally.

The COVID-19 outbreak may continue to have serious negative effects on social, economic and financial systems, including significant uncertainty and volatility in the financial markets. For instance, the suspension of operations of mines, refineries and vaults that extract, produce or store gold, restrictions on travel that delay or prevent the transportation of gold, and an increase in demand for gold may disrupt supply chains for gold, which could cause secondary market spreads to widen and compromise our ability to settle transactions on time. Any inability of the Trust to issue or redeem Shares or the Custodian or any sub-custodian to receive or deliver gold as a result of the outbreak will negatively affect the Trust’s operations.

The duration of the outbreak and its effects cannot be determined with certainty. A prolonged outbreak could result in an increase of the costs of the Trust, affect liquidity in the market for gold as well as the correlation between the price of the Shares and the net asset value of the Trust, any of which could adversely affect the value of your Shares. In addition, the outbreak could also impair the information technology and other operational systems upon which the Trust’s service providers, including the Sponsor, the Trustee and the Custodian, rely, and could otherwise disrupt the ability of employees of the Trust’s service providers to perform essential tasks on behalf of the Trust. Governmental and quasi-governmental authorities and regulators throughout the world have in the past responded to major economic disruptions with a variety of fiscal and monetary policy changes, including, but not limited to, direct capital infusions into companies, new monetary programs and lower interest rates. An unexpected or quick reversal of these policies, or the ineffectiveness of these policies, is likely to increase volatility in the market for gold, which could adversely affect the price of the Shares.

Further, the outbreak could interfere with or prevent the operation of the electronic auction hosted by IBA to determine the LBMA Gold Price, which the Trustee uses to value the gold held by the Trust and calculate the net asset value of the Trust. The outbreak could also cause the closure of futures exchanges, which could eliminate the ability of Authorized Participants to hedge purchases of Baskets, increasing trading costs of Shares and resulting in a sustained premium or discount in the Shares. Each of these outcomes would negatively impact the Trust.

The Trust relies on the information and technology systems of the Custodian, the Trustee and, to a lesser degree, the Sponsor, which could be adversely affected by information systems interruptions, cybersecurity attacks or other disruptions which could have a material adverse effect on our record keeping and operations.

The Custodian, the Trustee and, to a lesser degree, the Sponsor, depend upon information technology infrastructure, including network, hardware and software systems to conduct their business as it relates to the Trust. A cybersecurity incident, or a failure to protect their computer systems, networks and information against cybersecurity threats, could result in loss or unintended disclosure of information or loss or theft of the Trust assets, and could adversely impact the ability of the Trust’s service providers to conduct their business, including their business on behalf of the Trust. Despite implementation of network and other cybersecurity measures, these security measures may not be adequate to protect against all cybersecurity threats.

The Sponsor and its affiliates manage other accounts, funds or trusts, including those that invest in gold bullion or other precious metals, and conflicts of interest may occur, which may reduce the value of the net assets of the Trust, the NAV and the trading price of the Shares.

The Sponsor or its affiliates and associates currently engage in, and may in the future engage, in the promotion, management or investment management of other accounts, funds or trusts that invest primarily in gold bullion or other precious metals. Although officers and professional staff of the Sponsor’s management intend to devote as much time to the Trust as is deemed appropriate to perform their duties, the Sponsor’s management may allocate their time and services among the Trust and the other accounts, funds or trusts. The Sponsor will provide any such services to the Trust on terms not less favorable to the Trust than would be available from a non-affiliated party. Prospective investors should be aware that the Sponsor and the Trustee intend to assert that Shareholders have, by purchasing Shares, consented to the conflicts of interest described in the section “Conflicts of Interest” in the event of any proceeding alleging that such conflicts violated any duty owed by the Sponsor or the Trustee to the Shareholders.

The Sponsor and the Trustee may agree to amend the Trust Agreement without the consent of the Shareholders.

The Sponsor and the Trustee may agree to amend the Trust Agreement, including to increase the Sponsor’s Fee, without Shareholder consent. The Sponsor shall determine the contents and manner of delivery of any notice of any Trust Agreement amendment. If an amendment imposes new fees and charges or increases existing fees or charges, including the Sponsor’s Fee (except for taxes and other governmental charges, registration fees or other such expenses), or prejudices a substantial right of Shareholders, it will become effective for outstanding Shares 30 days after notice of such amendment is given to registered owners. Shareholders that are not registered owners (which most shareholders will not be) may not receive specific notice of a fee increase other than through an amendment to the prospectus. Moreover, at the time an amendment becomes effective, by continuing to hold Shares, Shareholders are deemed to agree to the amendment and to be bound by the Trust Agreement as amended without specific agreement to such increase (other than through the “negative consent” procedure described above).

Risks Related to the Custody of Gold

The Gold Bullion custody operations of the Custodian are not subject to specific governmental regulatory supervision.

The Custodian is responsible for the safekeeping of the Trust’s Gold Bullion and also facilitates the transfer of Gold Bullion into and out of the Trust. Although the Custodian is a market maker, clearer and approved weigher under the rules of the LBMA (which sets out good practices for participants in the bullion market), the LBMA is not an official or governmental regulatory body. Furthermore, although the Custodian is generally regulated in the UK by the Prudential Regulation Authority and the FCA, such regulations do not directly cover the Custodian’s Gold Bullion custody operations in the UK. Accordingly, the Trust is dependent on the Custodian to comply with the best practices of the LBMA and to implement satisfactory internal controls for its Gold Bullion custody operations in order to keep the Trust’s Gold Bullion secure.

The value of the Shares will be adversely affected if gold owned by the Trust is lost or damaged in circumstances in which the Trust is not able to recover the corresponding loss.

The Custodian is responsible to the Trust for loss or damage to the Trust’s gold only under limited circumstances. The Custodian Agreement contemplates that the Custodian will be responsible to the Trust only if it acts with negligence, fraud or in willful default of its obligations under the Custodian Agreement. In addition, the Custodian has agreed to indemnify the Trust for any loss or liability directly resulting from a breach of the Custodian’s covenants, agreements, representations and warranties in the Custodian Agreement, a failure of the Custodian to act in accordance with the Trustee’s instructions or any physical loss, destruction or damage to the gold held for the Trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the Custodian for which the Custodian will not be responsible to the Trust. The Custodian has no obligation to replace any gold lost under circumstances for which the Custodian is liable to the Trust. The Custodian’s liability to the Trust, if any, will be limited to the value of any gold lost, or the amount of any balance held on an unallocated basis, at the time of the Custodian’s negligence, fraud or willful default, or at the time of the act or omission giving rise to the claim for indemnification.

In addition, because the Custodian Agreement is governed by English law, any rights which the holders of the Shares may have against the Custodian will be different from, and may be more limited than, those that could have been available to them under the laws of a different jurisdiction. The choice of English law to govern the Custodian Agreement, however, is not expected to affect any rights that the holders of the Shares may have against the Trust or the Trustee.

Any loss of gold owned by the Trust will result in a corresponding loss in the NAV and it is reasonable to expect that such loss will also result in a decrease in the value at which the Shares are traded on NYSE Arca.

Although the relationship between the Custodian and the Trustee concerning the Trust’s allocated gold is expressly governed by English law, a court hearing any legal dispute concerning that arrangement may disregard that choice of law and apply U.S. law, in which case the ability of the Trust to seek legal redress against the Custodian may be limited.

The obligations of the Custodian under the Custodian Agreement are governed by English law. The Trust is a New York common law trust. Any U.S., New York or other court situated in the United States may have difficulty interpreting English law (which, insofar as it relates to custody arrangements, is largely derived from court rulings rather than statute), LBMA rules or the customs and practices in the London custody market. It may be difficult or impossible for the Trust to sue the Custodian in a U.S., New York or other court situated in the United States. In addition, it may be difficult, time consuming and/or expensive for the Trust to enforce in a foreign court a judgment rendered by a U.S., New York or other court situated in the United States.

Shareholders and Authorized Participants lack the right under the Custodian Agreement to assert claims directly against the Custodian, which significantly limits their options for recourse.

Neither the Shareholders nor any Authorized Participant will have a right under the Custodian Agreement to assert a claim of the Trustee against the Custodian. Claims under the Custodian Agreement may only be asserted by the Trustee on behalf of the Trust.

Gold transferred to the Trust in connection with the creation of Baskets may not be of the quality required under the Trust Agreement. The Trust will sustain a loss if the Trustee inadvertently issues Shares in exchange for gold of inferior quality and that loss will adversely affect the value of all existing Shares.

The procedures agreed to with the Custodian contemplate that the Custodian must undertake certain tasks in connection with the inspection of gold delivered by Authorized Participants in exchange for Baskets. The Custodian’s inspection includes review of the corresponding bar list to ensure that it accurately describes the weight, fineness, refiner marks and bar numbers appearing on the gold bars, but does not include any chemical or other tests designed to verify that the gold received does, in fact, meet the purity requirements referred to in the Trust Agreement. Accordingly, such inspection procedures may not prevent the deposit of gold that fails to meet these purity standards. Each Authorized Participant that deposits gold in the Trust is liable to the Trust if that gold does not meet the requirements of the Trust Agreement. The Custodian will not be responsible or liable to the Trust or to any investor in the event any gold otherwise properly inspected by it does not meet the purity requirements contained in the Trust Agreement. To the extent that Baskets are issued in exchange for gold of inferior quality and the Trust is not able to recover damages from the Authorized Participant that deposited that gold, the total value of the assets of the Trust will be adversely affected and, with it, the NAV. In these circumstances, it is reasonable to expect that the value at which the Shares trade on NYSE Arca will also be adversely affected.

The Trust’s lack of insurance protection and the Shareholders’ limited rights of legal recourse against the Trust, the Trustee, the Sponsor, the Custodian and any sub-custodian expose the Shareholders to the risk of loss of the Trust’s gold for which no person is liable.

The Trust does not insure its gold. The Custodian maintains insurance on such terms and conditions as it considers appropriate in connection with its custodial obligations under the Custodian Agreement and is responsible for all costs, fees and expenses arising from the insurance policy or policies. The Trust is not a beneficiary of any such insurance and does not have the ability to dictate the existence, nature or amount of coverage. Therefore, Shareholders cannot be assured that the Custodian maintains adequate insurance or any insurance with respect to the gold held by the Custodian on behalf of the Trust. In addition, the Custodian Agreement does not require any direct or indirect sub-custodians to be insured or bonded with respect to their custodial activities or in respect of the gold held by them on behalf of the Trust. Further, Shareholders’ legal recourse against the Trust, the Trustee, the Sponsor, the Custodian, and any sub-custodians is limited. Consequently, a loss may be suffered with respect to the Trust’s gold which is not covered by insurance and for which no person is liable in damages.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the Sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the Sponsor’s expectations or predictions.

USE OF PROCEEDS

Proceeds received by the Trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by the Custodian on behalf of the Trust until (1) delivered to Authorized Participants in connection with redemptions of Baskets or (2) sold to pay fees due to the Sponsor and Trust expenses and liabilities not assumed by the Sponsor. See “Business of the Trust—Trust Expenses.”

THE GOLD INDUSTRY

Introduction

This section provides a brief introduction to the gold industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the role of the “official” sector (i.e., central banks) in the market.

Market Participants

The participants in the world gold industry may be classified in the following sectors: the mining and producer sector, the banking sector, the official sector, the investment sector, and the manufacturing sector. A brief description of each follows.

The Mining and Producer Sector

This group includes mining companies that specialize in gold and silver production; mining companies that produce gold as a by-product of other production (such as copper or silver production); and scrap merchants and recyclers.

The Banking Sector

Bullion banks provide a variety of services to the gold market and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical gold purchases and sales, hedging and risk management, inventory management for industrial users and consumers, and gold deposit and loan instruments.

The Official Sector

The official sector encompasses the activities of the various central banking operations of gold-holding countries. In September 1999 a group of 15 central banks acting to clarify their intentions with respect to their gold holdings signed the Central Bank Gold Agreement commonly called the “Washington Accord on Gold.” The signatories included the European Central Bank and the central banks of Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. The original agreement limited incremental sales by the 15 signatories to 400 tonnes per annum over the ensuing five-year period. The original Washington Accord on Gold expired in September 2004, and was renewed by almost all of the original signatories for a second five-year period (the United Kingdom did not renew in 2004). The second Washington Accord Agreement expired in September 2009 and was renewed again by all signatories of the second agreement for a third five-year period. In addition, the central banks of Cyprus, Greece, Malta, Slovakia and Slovenia signed the 2009 accord. The fourth Washington Accord Agreement was renewed as of September 2014 by all signatories of the third agreement for a fourth five-year period. In addition, the banks of Estonia, Latvia and Finland signed the fourth agreement. The signatories to the fourth Washington Accord Agreement did not renew the agreement upon its expiration on September 26, 2019.

The Investment Sector

This sector includes the investment and trading activities of both professional and private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges and retail-level coin collectors.

The Manufacturing Sector

The fabrication and manufacturing sector represents all the commercial and industrial users of gold for whom gold is a daily part of their business. The jewelry industry is a large user of gold. Other industrial users of gold include the electronics and dental industries.

World Gold Supply and Demand (2010-2019)

The following table sets forth a summary of the world gold supply and demand from 2010 to 2019:

Tonnes	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Supply
Mine Production	2,794	2,893	2,976	3,138	3,242	3,336	3,460	3,494	3,561	3,534
Recycling	1,502	1,617	1,662	1,229	1,170	1,103	1,264	1,138	1,160	1,297
Net Hedging Supply	-	32	-	-	105	13	33	-	-	-
Total Supply	4,296	4,542	4,638	4,366	4,517	4,453	4,756	4,632	4,721	4,831

Demand
Jewellery Fabrication	2,117	2,196	2,213	2,766	2,544	2,479	2,019	2,257	2,285	2,137
Industrial Demand	411	387	365	350	348	332	323	333	335	326
Net Physical Investment	1,141	1,401	1,300	1,719	1,060	1,072	1,062	1,035	1,067	850
Net Hedging Demand	118	-	47	25	-	-	-	24	9	1
Net Official Sector Buying	104	516	582	653	601	580	395	379	657	646
Total Demand	3,893	4,499	4,508	5,512	4,554	4,463	3,798	4,028	4,352	3,959

Market Balance	403	44	130	-1,146	-37	-10	958	604	369	872
Net Investment in ETPs	421	261	251	-882	-153	-129	541	271	75	404
Market Balance less ETPs	-18	-217	-121	-265	116	119	417	332	294	469
Gold Price (US$/oz, London)	1,225	1,572	1,669	1,411	1,266	1,160	1,251	1,257	1,268	1,393

Source: Metals Focus

Historical Chart of the Price of Gold

The price of gold is volatile and its fluctuations are expected to have a direct impact on the value of the Shares. However, movements in the price of gold in the past, and any past or present trends, are not a reliable indicator of future movements. Movements may be influenced by various factors, including announcements from central banks regarding a country’s reserve gold holdings, agreements among central banks, fluctuations in the value of the U.S. dollar, supply and demand, geo-political uncertainties, economic concerns such as inflation, and real or speculative investor interest.

The following chart illustrates the changes in the LBMA gold prices from December 2004 through March 2021:

*London PM Fix until March 19, 2015; LBMA: Gold Price PM thereafter.

Source: LBMA

OPERATION OF THE GOLD MARKET

The global trade in gold consists of over-the-counter (“OTC”) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

Over-the-Counter Market

The OTC gold market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global, nearly 24-hour per day market, its main centers are London, New York and Zurich.

Most OTC market trades are cleared through London. The LBMA plays an important role in setting OTC gold trading industry standards. A London Good Delivery Bar (as described below), which is acceptable for settlement of any OTC transaction, will be acceptable for delivery to the Trust in connection with the issuance of Baskets.

Futures Exchanges

Futures exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities. The terms of futures contracts are defined by the applicable exchange for each commodity. For each commodity traded, the contract specifies the precise quality and quantity standards. The contract’s terms and conditions also define the location and timing of physical delivery.

An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner.

The most significant gold futures exchanges are COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc. (“NYMEX”), and the Tokyo Commodity Exchange (“TOCOM”). The COMEX is the largest exchange in the world for trading metals futures and options and has been trading gold since 1974. The TOCOM has been trading gold since 1982.

COMEX

Gold futures opened for trading on COMEX on December 31, 1974, coinciding with the lifting of the U.S. Government’s ban on gold ownership by private citizens in the United States. During regular trading hours at COMEX, the commodity contracts are traded through open outcry; a verbal auction in which all bids, offers and trades must be publicly announced to all members. The prices at which each commodity trades throughout the day serve as world benchmarks. They are immediately transmitted around the world by a wide variety of price-reporting services under arrangement with the exchange. Electronic trading is offered by the exchange after regular market hours. Except for brief breaks to switch between open outcry and electronic trading in the evening and the morning, gold futures trade almost 24 hours a day, five business days a week.

The COMEX rules and procedures seek to ensure the integrity of the trading process. They are complemented by a system designed to ensure the quality of the physical gold used for delivery under the futures contracts. For gold to be eligible for delivery upon a COMEX contract, it must be deposited into an exchange-licensed depository from a source that is capable of guaranteeing the gold’s quality. The three sources include: (1) a refiner approved for COMEX gold delivery, (2) an assayer approved to assay such gold, or (3) from another licensed depository, when it entered that depository via either (1) or (2). Gold can only be moved from any of these sources by a COMEX-approved deliverer. Throughout every step, the gold bar must be accompanied by a complete documentary history of its movement. If this chain of integrity is broken at any point, the bar is not eligible and either must be re-assayed to prove its quality or sent back to the refinery to be recast.

The trading unit of COMEX gold futures contracts is 100 troy ounces. Gold bars tendered for delivery can be cast in the form of either one bar or three one-kilogram bars. In either form, the gross weight of the bar or bars tendered for each contract must be within a five-percent tolerance. The bars must assay at not less than 995 fineness, i.e. 99.5% pure gold. The weight, fineness, bar number and identifying stamp of the refiner must be clearly incised on each bar by the approved refiner. The buyer taking delivery pays for the actual gold content, called the fine weight, in the bar. The fine weight is determined by multiplying the gross weight of the bar or bars tendered for each contract by their fineness. For example, a bar with a gross weight of 100 oz. with a fineness of 995, has a fine weight of 99.5 troy ounces. Delivery of COMEX gold is based on negotiable warehouse receipts, called warrants, for specific bars identified on the receipt which are stored in licensed depositories located in New York City.

All procedures described above are set forth in the COMEX rules and regulations as in effect as of the date of this prospectus. These rules and regulations are established by the Board of Directors of the NYMEX and subject to change by that body.

Exchange Regulation

In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels, internal and external governmental supervision. The internal is performed through self-regulation and consists of regular monitoring of the following: the open-outcry process to ensure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to ensure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to ensure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of U.S. futures exchanges and monitors their enforcement. The CFTC oversees the operation of the U.S. commodity futures markets, including COMEX. One of the principal public policy objectives of the Commodity Exchange Act is to ensure the integrity of the markets it oversees and the reliability of the prices of trades on those markets. The Commodity Exchange Act and CFTC require markets, including COMEX, to have rules and procedures to prevent market manipulation, abusive trade practice and fraud and the CFTC conducts regular review of the markets’ rule enforcement programs.

The London Bullion Market

Most trading in physical gold is conducted on the OTC market, predominantly in London. LBMA coordinates various OTC-market activities, including clearing and vaulting, acts as the principal intermediary between physical gold market participants and the relevant regulators, promotes good trading practices and develops standard market documentation. In addition, the LBMA promotes refining standards for the gold market by maintaining the “London Good Delivery List,” which identifies refiners of gold that have been approved by the LBMA.

In the OTC market, gold bars that meet the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA-acceptable refiner) and appearance described in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA are referred to as “London Good Delivery Bars.” A London Good Delivery Bar (typically called a “400 ounce bar”) must contain between 350 and 430 fine troy ounces of gold (1 troy ounce = 31.1034768 grams), with a minimum fineness (or purity) of 995 parts per 1000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of the refiners identified on the London Good Delivery List.

London Market Regulation

Following the enactment of the Financial Markets Act 2012, the Prudential Regulation Authority of the Bank of England is responsible for regulating most of the financial firms that are active in the bullion market, and the FCA is responsible for consumer and competition issues. Trading in spot, forwards and wholesale deposits in the bullion market is subject to the Non-Investment Products Code adopted by market participants.

Not a Regulated Commodity Pool

The Trust will not trade in gold futures contracts on COMEX or on any other futures exchange. The Trust will take delivery of physical gold that complies with the LBMA gold delivery rules. Because the Trust will not trade in gold futures contracts on any futures exchange, the Trust will not be regulated by the CFTC under the Commodity Exchange Act as a “commodity pool,” and will not be operated by a CFTC-regulated commodity pool operator. Investors in the Trust will not receive the regulatory protections afforded to investors in commodity pools operated by registered commodity pool operators, nor may COMEX or any futures exchange enforce its rules with respect to the Trust’s activities. In addition, investors in the Trust will not benefit from the protections afforded to investors in gold futures contracts on regulated futures exchanges.

Other Methods of Investing in Gold

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust.

BUSINESS OF THE TRUST

The activities of the Trust are limited to (1) issuing Baskets in exchange for the gold deposited with the Custodian as consideration, (2) selling gold as necessary to cover the Sponsor’s Fee, Trust expenses not assumed by the Sponsor and other liabilities and (3) delivering gold in exchange for Baskets surrendered for redemption. The Trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold.

Trust Objective

The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. An investment in physical gold requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Traditionally, such expense and complications have resulted in investments in physical gold being efficient only in amounts beyond the reach of many investors. The Shares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical gold, while at the same time having an intrinsic value that reflects, at any given time, the price of the gold owned by the Trust at such time less the Trust’s expenses and liabilities. Although the Shares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market.

An investment in Shares is:

Backed by gold held by the Custodian on behalf of the Trust.

The Shares are backed by the assets of the Trust. The Trustee’s arrangements with the Custodian contemplate that at the end of each Business Day there can be in the Trust account maintained by the Custodian no gold in an unallocated form. Accordingly, the Trust’s gold holdings are represented by physical gold, are identified on the Custodian’s or, if applicable, sub-custodian’s, books as the property of the Trust and are held by the Custodian in New York, London and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts. Because the intrinsic value of each Share is a function of the price of only a fraction of an ounce of gold held by the Trust, the cash outlay necessary for an investment in Shares should be less than the amount required for currently existing means of investing in physical gold. Shares are eligible for margin accounts.

Listed.

Although there can be no assurance that an actively traded market in the Shares will develop, the Shares will be listed and traded on NYSE Arca under the ticker symbol “IAUM.”

Relatively cost-efficient.

Because the expenses involved in an investment in physical gold will be dispersed among all holders of Shares, an investment in Shares may represent a cost-efficient alternative to investments in physical gold for investors not otherwise in a position to participate directly in the market for physical gold.

Secondary Market Trading

While the Trust seeks to reflect generally the performance of the price of gold less the Trust’s expenses and liabilities, Shares may trade at, above or below their NAV. The NAV of the Shares will fluctuate with changes in the market value of the Trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and NYSE Arca. While the Shares will trade on NYSE Arca until 4:00 p.m. (New York time), liquidity in the market for gold may be reduced after the close of the major world gold markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount, on Shares may widen. However, given that Baskets can be created and redeemed in exchange for the underlying amount of gold, the Sponsor believes that the arbitrage opportunities may provide a mechanism to mitigate the effect of such premium or discount.

The Trust is not registered as an investment company for purposes of U.S. federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of Shares do not have the regulatory protections provided to investors in registered investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads, among others, do not apply to the Trust.

The Trust does not hold or trade in commodity futures contracts or any other instruments regulated by the Commodity Exchange Act as administered by the CFTC. Furthermore, the Trust is not a commodity pool for purposes of the CEA. Consequently, the Trustee and the Sponsor are not subject to registration as commodity pool operators with respect to the Trust. The owners of Shares do not receive the CEA disclosure document and certified annual report required to be delivered by the registered commodity pool operator with respect to a commodity pool, and the owners of shares do not have the regulatory protections provided to investors in commodity pools operated by registered commodity pool operators.

Valuation of Gold; Computation of Net Asset Value

On each Business Day, as soon as practicable after 4:00 p.m. (New York time), the Trustee evaluates the gold held by the Trust and determines the net asset value of the Trust and the NAV. For purposes of making these calculations, a Business Day means any day other than a day when NYSE Arca is closed for regular trading.

The Trustee values the gold held by the Trust using that day’s LBMA Gold Price PM.

LBMA Gold Price is the price per troy ounce, in U.S. dollars, of unallocated gold delivered in London determined by IBA following an electronic auction consisting of one or more 30-second rounds starting at 10:30 a.m. (London time) (in the case of LBMA Gold Price AM) or 3:00 p.m. (London time) (in the case of LBMA Gold Price PM) on each day that the London gold market is open for business, and published shortly thereafter. At the start of each round of auction, IBA publishes a price for that round. Participants then have 30 seconds to enter, change or cancel their orders (i.e., how much gold they want to buy or sell at that price). At the end of each round, order entry is frozen, and the system checks to see if the imbalance (i.e., the difference between buying and selling) is within the threshold (normally 10,000 troy ounces for gold). If the imbalance is outside the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished, and the price is set as the LBMA Gold Price AM or LBMA Gold Price PM, as appropriate, for that day. Any imbalance is shared equally between all direct participants (even if they did not place orders or did not log in), and the net volume for each participant trades at the final price. The prices during the auction are determined by an algorithm that takes into account current market conditions and activity in the auction. Each auction is actively supervised by IBA staff. As of the date of this prospectus, information publicly available on IBA’s website indicates that the direct participants currently qualified to submit orders during the electronic auctions used for the daily determination of the LBMA Gold Price are Bank of China, Bank of Communications, Citibank, N.A. London Branch, Coins ‘N’ Things Inc., Goldman Sachs, HSBC Bank USA NA, Industrial and Commercial Bank of China (ICBC), StoneX Financial Ltd, Jane Street Global Trading LLC, JP Morgan Chase Bank N.A. London Branch, Koch Supply and Trading LP, Marex Financial Limited, Morgan Stanley, Standard Chartered Bank and Toronto Dominion Bank.

If there is no LBMA Gold Price PM on any day, the Trustee is authorized to use the most recently announced LBMA Gold Price AM unless the Sponsor determines that such price is inappropriate as a basis for evaluation. The Sponsor may conclude that the LMBA Gold Price AM is inappropriate if: (i) there is no LBMA Gold Price AM on that day; (ii) it differs significantly from recent price quotations or otherwise no longer appears to reflect fair value; or (iii) there is a significant event subsequent to the price being published. A “significant event” is deemed to occur if the Sponsor, determines in its reasonable business judgment prior to or at the time of pricing the Trust's gold that the event is likely to cause a material change to the price of gold held by the Trust. Once the value of the Trust’s gold has been determined, the Trustee subtracts all accrued fees, expenses and other liabilities of the Trust from the total value of the gold and all other assets of the Trust. The resulting figure is the net asset value of the Trust. The Trustee determines the NAV by dividing the net asset value of the Trust by the number of Shares outstanding on the day the computation is made.

Trust Expenses

The Trust’s only ordinary recurring expense is expected to be the Sponsor’s Fee. In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the marketing and the following administrative expenses incurred by the Trust: the Trustee’s Fee and reimbursement for its reasonable out-of-pocket expenses, the Custodian’s Fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The Sponsor may determine in its sole discretion to assume legal fees and expenses of the Trust in excess of the $100,000 per annum required under the Trust Agreement. To the extent that the Sponsor does not voluntarily assume such fees and expenses, they will be the responsibility of the Trust. The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares.

The Sponsor’s Fee is accrued daily at an annualized rate equal to 0.15% of the net asset value of the Trust and is payable monthly in arrears. The Sponsor may, at its discretion and from time to time, waive all or a portion of the Sponsor’s Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. Effective on the date the Shares are listed for trading on NYSE Arca, the Sponsor has voluntarily agreed to waive a portion of the Sponsor's Fee so that the Sponsor's Fee after the fee waiver will not exceed 0.07% through June 30, 2024. The Trustee will, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, sell gold in such quantity and at such times, as may be necessary to permit payment of the Sponsor’s Fee and of Trust expenses or liabilities not assumed by the Sponsor. The Trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than gold. Accordingly, the amount of gold to be sold will vary from time to time depending on the level of the Trust’s expenses and the market price of gold. The Custodian has agreed to purchase from the Trust, at the request of the Trustee, gold needed to cover Trust expenses at a price equal to the price used by the Trustee to determine the value of the gold held by the Trust on the date of the sale.

Cash held by the Trustee pending payment of the Trust’s expenses will not bear any interest. Each sale of gold by the Trust will be a taxable event to Shareholders. See “U.S. Federal Income Tax Consequences—Taxation of U.S. Shareholders.”

Impact of Trust Expenses on the Trust’s Net Asset Value

The Trust sells gold to raise the funds needed for the payment of the Sponsor’s Fee and all Trust expenses or liabilities not assumed by the Sponsor. See “The Sponsor—The Sponsor’s Fee.” The purchase price received as consideration for such sales is the Trust’s sole source of funds to cover its liabilities. The Trust does not engage in any activity designed to derive a profit from changes in the price of gold. Gold not needed to redeem Baskets, or to cover the Sponsor’s Fee and Trust expenses or liabilities not assumed by the Trustee, will be held in physical form by the Custodian. As a result of the recurring sales of gold necessary to pay the Sponsor’s Fee and the Trust expenses or liabilities not assumed by the Sponsor, the net asset value of the Trust and, correspondingly, the fractional amount of gold represented by each Share will decrease over the life of the Trust. New deposits of gold, received in exchange for additional new Baskets issued by the Trust, do not reverse this trend.

The following table, prepared by the Sponsor, illustrates the anticipated impact of the sales of gold discussed above on the fractional amount of gold represented by each outstanding Share. It assumes that the only sales of gold will be those needed to pay the Sponsor’s Fee and that the price of gold and the number of Shares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the Trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of gold represented by each Share.

Calculation of NAV:

	Year 1	Year 2	Year 3
Hypothetical gold price per ounce	$1,200.00	$1,200.00	$1,200.00
Sponsor’s Fee	0.15%	0.15%	0.15%
Shares of Trust, beginning	1,000,000	1,000,000	1,000,000
Ounces of gold in Trust, beginning	10,000.00	9,985.00	9,970.02
Beginning net asset value of the Trust	$12,000,000	$11,982,000	$11,964,024
Ounces of gold to be sold to cover the Sponsor’s Fee*	15.00	14.98	14.96
Ounces of gold in Trust, ending	9,985.00	9,970.02	9,955.07
Ending net asset value of the Trust	$11,982,000	$11,964,024	$11,946,081
Ending NAV	$11.98	$11.96	$11.95

*

The calculation assumes that the sale of gold and the payment of the Sponsor’s Fee occur only at the end of each year even though in actuality sales occur monthly to cover the Sponsor’s Fee, which is accrued daily and payable monthly in arrears.

DESCRIPTION OF THE SHARES AND THE TRUST AGREEMENT

The Trust was formed on June 15, 2021 when the Sponsor and The Bank of New York Mellon signed the Trust Agreement and the Seed Capital Investor made the initial deposit for the issuance of ten Baskets. The purpose of the Trust is to own gold transferred to the Trust in exchange for Shares issued by the Trust. The Trust is governed by the Trust Agreement among the Sponsor, the Trustee, the registered holders and beneficial owners of Shares and all persons that deposit gold for the purpose of creating Shares. The Trust Agreement sets out the rights of depositors of gold and registered holders of Shares and the rights and obligations of the Sponsor and the Trustee. New York law governs the Trust Agreement, the Trust and the Shares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which the prospectus is a part.

Each Share represents a fractional undivided beneficial interest in the net assets of the Trust. Upon redemption of the Shares, the applicable Authorized Participant shall be paid solely out of the funds and property of the Trust. All Shares are transferable, fully paid and non-assessable. The assets of the Trust consist primarily of gold held by the Custodian on behalf of the Trust. However, the Trust is expected to make daily sales of gold to pay the Sponsor’s Fee and to cover expenses and liabilities not assumed by the Sponsor. Such sales result in the Trust holding cash for brief periods of time. In addition, there may be other situations where the Trust may hold cash. For example, a claim may arise against the Custodian, an Authorized Participant, or any other third party, which is settled in cash. In those situations where the Trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of gold will be accepted (i.e., there will be no issuance of new Shares) until after the record date for the distribution of such cash or other property has passed. The Trustee will distribute such cash or other assets to DTC, and registered holders of Shares are entitled to receive such distributions in proportion to the number of shares owned. See "–Cash and Other Distributions." The Trust issues Shares only in Baskets of 50,000 or integral multiples thereof. Baskets may be redeemed by the Trust in exchange for the amount of gold represented by the aggregate number of Shares redeemed. The Trust is not a registered investment company under the Investment Company Act and is not required to register under such act.

Deposit of Gold; Issuance of Baskets

The Trust expects to create and redeem Shares on a continuous basis but only in Baskets of 50,000 Shares. Only Authorized Participants, which are registered broker-dealers who have entered into written agreements with the Sponsor and the Trustee, can deposit gold and receive Baskets in exchange. Upon the deposit of the corresponding amount of gold with the Custodian, and the payment of the Trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Trustee will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. As of the date of this prospectus, Merrill Lynch Professional Clearing Corp., Virtu Americas LLC, and JP Morgan Securities, Inc. are the only Authorized Participants. The Sponsor and the Trustee will maintain a current list of Authorized Participants. Gold deposited with the Custodian must meet the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars and as of January 1, 2020, must be produced by refiners that meet certain throughput and tangible net worth requirements as set forth in “Good Delivery List Rules – Conditions for Listing for Good Delivery Refiners” published by the LBMA. Gold deposited must not be subject to applicable sanctions.

Before making a deposit, the Authorized Participant must deliver to the Trustee a written purchase order or submit a purchase order through the Trustee’s electronic order entry system, indicating the number of Baskets it intends to acquire and the location or locations where it expects to make the corresponding deposit of gold with the Custodian. The Trustee will acknowledge the purchase order unless it or the Sponsor decides to refuse the deposit as described below under “Requirements for Trustee Actions.” The date the Trustee receives that order will determine the Basket Gold Amount (as defined below) the Authorized Participant needs to deposit. However, orders received by the Trustee after 3:59 p.m. (New York time) on a Business Day will not be accepted and should be resubmitted on the next following Business Day. The Trustee has entered into an agreement with the Custodian which contains arrangements so that gold can be delivered to the Custodian in New York, London or at other locations that may be authorized in the future.

If the Trustee accepts the purchase order, it will transmit to the Authorized Participant, via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the date such purchase order is received, or deemed received, a copy of the purchase order endorsed “Accepted” by the Trustee and indicating the Basket Gold Amount that the Authorized Participant must deliver to the Custodian in exchange for each Basket. In the case of purchase orders submitted via the Trustee’s electronic order system, the Authorized Participant will receive an automated email indicating the acceptance of the purchase order and the purchase order will be marked “Accepted” in the Trustee’s electronic order system. Prior to the Trustee’s acceptance as specified above, a purchase order will only represent the Authorized Participant’s unilateral offer to deposit gold in exchange for Baskets and will have no binding effect upon the Trust, the Trustee, the Custodian or any other party.

The Basket Gold Amount necessary for the creation of a Basket changes from day to day. The initial Basket Gold Amount is 500 ounces of gold. On each day that NYSE Arca is open for regular trading, the Trustee will adjust the quantity of gold constituting the Basket Gold Amount as appropriate to reflect sales of gold, any loss of gold that may occur, and accrued expenses. The computation is made by the Trustee as promptly as practicable after 4:00 p.m. (New York time). See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value” for a description of how the LBMA Gold Price PM is determined, and description of how the Trustee determines the NAV. The Trustee will determine the Basket Gold Amount for a given day by multiplying the NAV by the number of Shares in each Basket (50,000) and dividing the resulting product by that day’s LBMA Gold Price PM. Fractions of a fine ounce of gold smaller than 0.001 fine ounce will be disregarded for purposes of the computation of the Basket Gold Amount. The Basket Gold Amount so determined will be communicated via facsimile or electronic mail message to all Authorized Participants, and will be made available on the Sponsor’s website for the Shares. It is expected that NYSE Arca will also publish the Basket Gold Amount determined by the Trustee as indicated above.

Because the Sponsor has assumed what are expected to be most of the Trust’s expenses, and the Sponsor’s Fee accrues daily at the same rate, in the absence of any extraordinary expenses or liabilities, the amount of gold by which the Basket Gold Amount will decrease each day will be predictable. The Trustee intends to make available on each Business Day through the same channels used to disseminate the actual Basket Gold Amount determined by the Trustee as indicated above an indicative Basket Gold Amount for the next Business Day. Authorized Participants may use that indicative Basket Gold Amount as guidance regarding the amount of gold that they may expect to have to deposit with the Custodian in respect of purchase orders placed by them on such next Business Day and accepted by the Trustee. The agreement entered into with each Authorized Participant provides, however, that once a purchase order has been accepted by the Trustee, the Authorized Participant will be required to deposit with the Custodian the Basket Gold Amount determined by the Trustee on the effective date of the purchase order.

No Shares will be issued unless and until the Custodian has informed the Trustee that it has allocated to the Trust’s account the corresponding amount of gold.

Redemption of Baskets; Withdrawal of Gold

Authorized Participants, acting on authority of the registered holder of Shares, may surrender Baskets in exchange for the corresponding Basket Gold Amount announced by the Trustee. Upon the surrender of such Shares and the payment of the Trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Trustee will deliver to the order of the redeeming Authorized Participant the amount of gold corresponding to the redeemed Baskets. Shares can only be surrendered for redemption in Baskets of 50,000 Shares each.

Before surrendering Baskets for redemption, an Authorized Participant must deliver to the Trustee a written request, or submit a redemption order through the Trustee’s electronic order entry system, indicating the number of Baskets it intends to redeem. The date the Trustee receives that order determines the Basket Gold Amount to be received in exchange. However, orders received by the Trustee after 3:59 p.m. (New York time) on a Business Day will not be accepted and should be resubmitted on the next following Business Day.

The Custodian may make the gold available for collection at its office or at the office of a sub-custodian if the gold is being held by a sub-custodian. Gold is delivered at the locations designated by the Custodian, in consultation with the Trustee. Redeeming Authorized Participants are entitled to express a preference as to where they would like to have gold delivered, but have no right to receive delivery at a specified location. All taxes incurred in connection with the delivery of gold to the Custodian in exchange for Baskets (including any applicable value added tax) will be the sole responsibility of the Authorized Participant making such delivery.

Unless otherwise agreed to by the Custodian, gold is delivered to the redeeming Authorized Participants in the form of physical bars only (except that any amount of less than 430 ounces may be transferred to an unallocated account of or as ordered by, the redeeming Authorized Participant).

Redemptions may be suspended only (1) during any period in which regular trading on NYSE Arca is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), or (2) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable. The Trustee shall reject any purchase order or redemption order that is not in proper form.

Certificates Evidencing the Shares

The Shares are evidenced by certificates executed and delivered by the Trustee on behalf of the Trust. It is expected that DTC will accept the Shares for settlement through its book-entry settlement system. So long as the Shares are eligible for DTC settlement, there will be only one global certificate evidencing shares that will be registered in the name of a nominee of DTC. Investors will be able to own Shares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing Shares. Because Shares can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC Participant and any other financial intermediary through which they hold Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

If the Sponsor and Trustee determine that there is more cash being held in the Trust than is needed to pay the Trust’s expenses for the next month, the Trustee will distribute the extra cash to DTC.

If the Trust receives any property other than gold or cash, the Trustee will distribute that property to DTC by any means the Sponsor thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the Trustee will sell the property and distribute the net proceeds, in the same way as it does with cash. The Trustee and the Sponsor shall not be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Trustee pursuant to the Sponsor’s instruction or otherwise made by the Trustee in good faith.

Registered holders of Shares are entitled to receive these distributions in proportion to the number of Shares owned. Before making a distribution, the Trustee may deduct any applicable withholding taxes and any fees and expenses of the Trust that have not been paid. The Sponsor distributes only whole U.S. dollars and cents and is not required to round fractional cents to the nearest whole cent. The Trustee is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Voting Rights

Owners of Shares do not generally have any voting rights. However, registered holders of at least 25% of the Shares have the right to require the Trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the Shares have the right to require the Trustee to terminate the Trust Agreement as described below. The Shares do not represent a traditional investment and are not similar to shares of a corporation operating a business enterprise with management and a board of directors. All Shares are of the same class with equal rights and privileges. Each Share entitles the holder to vote on the limited matters upon which Shareholders may vote under the Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or any redemption rights.

Share Splits

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range or if the Sponsor determines that it is advisable for any reason, the Sponsor may cause the Trust to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

Management of the Trust

The Trust does not have a board of directors or an audit committee but does have oversight from the Board of Directors and audit committee of the Sponsor. See “The Sponsor—Key Personnel of the Sponsor.”

Fees and Expenses of the Trustee

Each deposit of gold for the creation of Baskets and each surrender of Baskets for the purpose of withdrawing Trust property (including if the Trust Agreement terminates) must be accompanied by a payment to the Trustee of a fee of $500 (or such other fee as the Trustee, with the prior written consent of the Sponsor, may from time to time announce).

The Trustee is entitled to reimburse itself from the assets of the Trust for all expenses and disbursements incurred by it for extraordinary services it may provide to the Trust or in connection with any discretionary action the Trustee may take to protect the Trust or the interests of the holders.

Trust Expenses and Gold Sales

In addition to the fee payable to the Sponsor (See “The Sponsor—The Sponsor’s Fee”), the following expenses will be paid out of the assets of the Trust:

●	any expenses or liabilities of the Trust that are not assumed by the Sponsor;

●	any taxes and other governmental charges that may fall on the Trust or its property;

●	expenses and costs of any action taken by the Trustee or the Sponsor to protect the Trust and the rights and interests of holders of Shares; and

●	any indemnification of the Sponsor as described below.

The Trustee will, when directed by the Sponsor, and in the absence of such direction, may in its discretion, sell the Trust’s gold from time to time as necessary to permit payment of the fees and expenses that the Trust is required to pay. See “Business of the Trust—Trust Expenses.”

The Trustee is not responsible for any depreciation or loss incurred by reason of sales of gold made in compliance with the Trust Agreement.

Payment of Taxes

The Trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Registered holders of Shares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Evaluation of Gold and the Trust Assets

See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value.”

Amendment and Termination

The Sponsor and the Trustee may agree to amend the Trust Agreement without the consent of the holders of Shares. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of holders of Shares, it will not become effective for outstanding Shares until 30 days after the Trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold Shares or an interest therein, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

The Trustee will terminate the Trust Agreement if:

●	the Trustee is notified that the Shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five Business Days of their delisting;

●	holders of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

●

60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee and a successor trustee has not been appointed and accepted its appointment;

●	the SEC determines that the Trust is an investment company required to register under the Investment Company Act, and the Trustee has actual knowledge of that determination;

●

the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $350 million on each of five consecutive trading days and the Trustee receives, within six months from the last of those trading days, notice that the Sponsor has decided to terminate the Trust;

●	the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act and the Trustee has actual knowledge of that determination;

●

the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for U.S. federal income tax purposes and the Trustee receives notice that the Sponsor has determined that the termination of the Trust is advisable;

●

any sole custodian then acting resigns, is removed or otherwise ceases to act as custodian and no successor custodian has been employed prior to the effective date of such resignation, removal or cessation;

●

DTC or another depositary has ceased to act as depositary with respect to the Shares and the Sponsor has not identified another depositary that is willing to act in such capacity prior to the effective date of such cessation; or

●	the Sponsor fails to undertake or perform its duties pursuant to the terms of the Trust Agreement.

The term of the Trust is perpetual (unless terminated earlier in certain circumstances). After termination, the Trustee and its agents will do the following under the Trust Agreement but nothing else: (i) collect distributions pertaining to Trust property; (ii) pay the Trust’s expenses and sell gold as necessary to meet those expenses; and (iii) deliver Trust property upon surrender and cancellation of Shares. Ninety days or more after termination, the Trustee shall sell any remaining Trust property by public or private sale pursuant to the Sponsor’s direction, or, if the Sponsor does not provide any direction, as the Trustee determines. After that, the Trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement, for the pro rata benefit of the registered holders that have not surrendered their Shares. It will not invest the money and has no liability for interest. The Trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, Trust expenses and taxes and governmental charges. The Trustee and the Sponsor shall not be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Trustee pursuant to the Sponsor’s instruction or otherwise made by the Trustee in good faith.

Limitations on Obligations and Liability

The Trust Agreement expressly limits the obligations and liabilities of the Sponsor and the Trustee. As further set out in the Trust Agreement, the Sponsor and the Trustee:

●	are obligated to take only the actions specifically set forth in the Trust Agreement without negligence or bad faith;

●	are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their respective obligations under the Trust Agreement;

●	are not liable if they exercise or fail to exercise discretion permitted under the Trust Agreement;

●	have no obligation to prosecute a lawsuit or other proceeding related to the Shares or the Trust’s property on behalf of any holders of Shares or on behalf of any other person;

●	are not liable for any loss of gold occurring prior to the delivery of gold to the Custodian or after the delivery of gold by the Custodian; and

●	may rely upon any advice or information from other persons they believe in good faith to be competent to provide such advice or information.

In addition, the Trustee:

●

is not required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Trust Agreement, except as specifically provided for in the Trust Agreement.

As further set out in the Trust Agreement, all duties, rights, privileges and liabilities of the Trustee under the Trust Agreement are subject to the following:

●

the Trustee is not obligated to appear in, prosecute or defend any action that in its opinion may involve it in expense or liability, unless it shall be furnished with reasonable security and indemnity against such expense or liability;

●

the Trustee is not liable for acting in accordance with or relying on any direction, instruction, notice, demand, certificate or document from or on behalf of the Sponsor, Custodian, or an Authorized Participant, which the Trustee believes is given pursuant to or is authorized by the Trust Agreement, any Custodian Agreement, or any Authorized Participant agreement, respectively;

●	the Trustee is not liable for any indirect, consequential, punitive or special damages;

●	the Trustee is not liable for an amount in excess of the value of the Trust;

●

the Trustee may rely conclusively upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it under the Agreement without being required to determine the authenticity or correctness of any fact stated therein; and

●

the Trustee is not personally liable for any taxes or other governmental charges imposed upon or in respect of the gold or its custody moneys or other assets, or upon or in respect of the Trust or the Shares, that it may be required to pay under U.S. law or any other taxing authority with jurisdiction. With respect to any tax or charge or any expense that the Trustee may sustain or incur with respect to such tax or charge, the Trustee, to the extent not inconsistent with applicable law, shall be reimbursed and indemnified out of the assets of the Trust.

In addition, under the Trust Agreement, the Trust is obligated to indemnify the Sponsor and its shareholders, directors, officers, employees, affiliates and subsidiaries for any loss, liability or expense incurred by any such person that arises out of or in connection with the performance of obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement, absent such person’s negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of such person’s duties and obligations.

Requirements for Trustee Actions

Before the Trustee delivers or registers a transfer of Shares, makes a distribution on Shares, or permits withdrawal of Trust property, the Trustee may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Shares or Trust property;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including presentation of transfer documents.

The Trustee may, and upon the direction of the Sponsor shall, suspend the acceptance of purchase orders or the delivery or registration of transfers of Shares, or may, and upon the direction of the Sponsor shall, refuse a particular purchase order, delivery or registration of shares (i) during any period when the transfer books of the Trustee are closed or (ii) at any time, if the Sponsor thinks it advisable for any reason. The Trustee may, and upon the direction of the Sponsor shall, suspend the right to surrender Shares or postpone the delivery date of gold or other Trust property generally or with respect to a particular redemption order (i) during any period in which regular trading on NYSE Arca is suspended or restricted, or the exchange is closed, or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable. The Trustee shall reject any purchase order or redemption order that is not in proper form.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC will act as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in those securities among DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates will not be issued for the Shares. Instead, a global certificate will be signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificate represents all of the Shares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the number of Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC, with respect to DTC Participants; the records of DTC Participants, with respect to Indirect Participants; and the records of Indirect Participants, with respect to beneficial owners that are not DTC Participants or Indirect Participants. Beneficial owners are expected to receive from or through a DTC Participant a written confirmation relating to their purchase of the Shares.

Investors may transfer Shares through DTC by instructing the DTC Participant or Indirect Participant through which they hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Shares by giving notice to the Trustee and the Sponsor. Under these circumstances, the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for Shares to a successor authorized depositary identified by the Sponsor and available to act, or, if no successor is identified and able to act, the Trustee shall terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the Shares are represented by a global certificate registered in the name of DTC or its nominee, the Trustee will be entitled to treat DTC as the holder of the Shares.

THE SPONSOR

The Sponsor of the Trust is iShares Delaware Trust Sponsor LLC, a Delaware limited liability company and an indirect subsidiary of BlackRock. The Sponsor’s principal office is located at 400 Howard Street, San Francisco, CA 94105.

The Sponsor’s Role

The Sponsor will arrange for the creation of the Trust, the registration of the Shares for their public offering in the United States and the listing of the Shares on NYSE Arca. The Sponsor has agreed to assume the marketing and the following administrative and marketing expenses incurred by the Trust: the Trustee’s Fee and reimbursement for its reasonable out-of-pocket expenses, the Custodian’s Fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The Sponsor may determine in its sole discretion to assume legal fees and expenses of the Trust in excess of the $100,000 per annum required under the Trust Agreement. To the extent that the Sponsor does not voluntarily assume such fees and expenses, they will be the responsibility of the Trust. The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares.

The Sponsor generally oversees the performance of the Trustee and Custodian but will not exercise day-to-day oversight over the Trustee or the Custodian. The Sponsor may remove the Trustee and appoint a successor trustee if the Trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the Trustee has not cured the breach within 30 days. The Sponsor also has the right to replace the Trustee during the 90 days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the Trust or on any subsequent third anniversary thereafter. The Sponsor also has the right to approve any new or additional custodian that the Trustee may wish to appoint.

The Sponsor is responsible for preparing and filing periodic reports on behalf of the Trust with the SEC and will provide any required certification for such reports. The Sponsor will designate the independent registered public accounting firm of the Trust and may from time to time employ legal counsel for the Trust.

Key Personnel of the Sponsor

The Trust does not have any directors, officers or employees. The following persons, in their respective capacities as directors or executive officers of the Sponsor, a Delaware limited liability company, perform certain functions with respect to the Trust that, if the Trust had directors or executive officers, would typically be performed by them.

Paul Lohrey is the President and Chief Executive Officer, and Mary Cronin is the Chief Financial Officer of the Sponsor.

The Sponsor is managed by a Board of Directors composed of Mary Cronin, Philip Jensen, Peter Landini, Kimun Lee and Paul Lohrey.

Paul Lohrey, CFA, 59, has served as President and Chief Executive Officer of the Sponsor since November 2015. Mr. Lohrey joined BlackRock, Inc. a global asset management firm, as a Managing Director, performing supervisory and managerial functions, in June 2010. Prior to joining BlackRock, Mr. Lohrey served as Chief Investment Officer, Europe, performing supervisory and managerial functions, for The Vanguard Group, an asset management firm, from October 2008 to May 2010. He also held various positions in equity and fixed income portfolio management while at Vanguard from August 1994. Mr. Lohrey earned a Bachelor of Arts in economics from Duke University in 1984 and an MBA in finance from the University of Chicago in 1986.

Mary Cronin (formerly, Miley), 43, became a principal of the Sponsor in April 2019 and serves as its Director and Chief Financial Officer. Since May 2012, Ms. Cronin has served as a Director of BlackRock, Inc., performing supervisory and managerial functions. Prior to joining BlackRock, Inc., Ms. Cronin served in an accounting operations and financial reporting function supporting the registered funds and UCITS funds at Dodge & Cox, an asset management firm, from November 2008 to April 2012. Prior to that, Ms. Cronin was an audit Senior Manager at PricewaterhouseCoopers, LLP where she focused on the audits of registered investment companies from September 1999 to October 2008. Ms. Cronin earned a Bachelor of Science in business administration from California Polytechnic State University, San Luis Obispo, in 1999, and is a certified public accountant (inactive).

Philip Jensen, 62, is Chairman of the Sponsor’s audit committee. In June 2001, Mr. Jensen joined Paul Capital Partners, an investment firm focusing on the secondary private equity and healthcare markets, for which he presently serves as Partner and previously served as Chief Operating Officer from 2002 to 2020. Mr. Jensen received his Bachelor of Science from San Francisco State University and is a certified public accountant (inactive).

Peter Landini, 70, is a member of the Sponsor’s audit committee. In January 2003, Mr. Landini joined RBP Investment Advisors, Inc., a financial planning consultancy firm, for which he presently serves as Partner and Wealth Manager. Mr. Landini received his Bachelor of Science in accounting from Santa Clara University and an MBA in finance from Golden Gate University. Mr. Landini is a certified financial planner and is a member of the Financial Planning Association.

Kimun Lee, 75, is a member of the Sponsor’s audit committee. Mr. Lee is a California-registered investment adviser and has conducted his consulting business under the name Resources Consolidated since January 1980. Since September 2010, Mr. Lee has served as a member of the board of directors of Firsthand Technology Value Fund, Inc., a mutual fund company. Since April 2013, Mr. Lee has served as a member of the board of trustees of Firsthand Funds, a mutual fund company. Since April 2014, Mr. Lee has served as a member of the board of trustees of FundX Investment Trust, a mutual fund company. Until January 2005, Mr. Lee also served as a member of the board of directors of Fremont Mutual Funds, Inc., a mutual fund company. Mr. Lee received his Bachelor of Arts from the University of the Pacific and an MBA from University of Nevada, Reno. He also completed the executive education program on corporate governance at Stanford Graduate School of Business.

The Sponsor has a code of ethics (the “Code of Ethics”) that applies to its executive officers, including its Chief Executive Officer, President, Chief Financial Officer and Treasurer, who perform certain functions with respect to the Trust that, if the Trust had executive officers would typically be performed by them. The Code of Ethics is available by writing the Sponsor at 400 Howard Street, San Francisco, CA 94105 or calling the Sponsor at (415) 670-2000. The Sponsor’s Code of Ethics is intended to be a codification of the business and ethical principles that guide the Sponsor, and to deter wrongdoing, to promote (1) honest and ethical conduct (including the ethical handling of actual or apparent conflicts of interest), (2) full, fair, accurate, timely and understandable disclosure in public reports, documents and communications, (3) compliance with applicable laws and governmental rules and regulations, (4) the prompt internal reporting of violations of the Code of Ethics and (5) accountability for adherence to the Code of Ethics.

The Sponsor’s Fee

The Sponsor’s Fee accrues daily and is paid monthly in arrears at an annualized rate equal to 0.15% of the net asset value of the Trust. The Sponsor may, at its discretion and from time to time, waive all or a portion of the Sponsor’s Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. Effective on the date the Shares are listed for trading on NYSE Arca, the Sponsor has voluntarily agreed to waive a portion of the Sponsor's Fee so that the Sponsor's Fee after the fee waiver will not exceed 0.07% through June 30, 2024.

THE TRUSTEE

The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, serves as the Trustee. The Bank of New York Mellon has a trust office at 240 Greenwich Street, 8th Floor, New York, New York 10286. The Bank of New York Mellon is subject to supervision by the New York State Department of Financial Services and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket Gold Amount, NAV of the Trust, transaction fees and the names of the parties that have each executed an Authorized Participant Agreement may be obtained from The Bank of New York Mellon by calling the following number: (718) 315-7500. A copy of the Trust Agreement is available for inspection at The Bank of New York Mellon’s trust office identified above. The Bank of New York Mellon had at least $500 million in capital and retained earnings as of December 31, 2020.

The Trustee’s Role

The Trustee is responsible for the day-to-day administration of the Trust. This includes (i) processing orders for the creation and redemption of Baskets; (ii) coordinating with the Custodian the receipt and delivery of gold transferred to, or by, the Trust in connection with each issuance and redemption of Baskets; (iii) calculating the net asset value of the Trust on each Business Day; and (iv) selling the Trust’s gold as needed to cover the Trust’s expenses. In addition, the Trustee will prepare the financial statements of the Trust. The Trustee will also act as transfer agent for the Trust.

The Trustee’s Fees and the Trustee’s reasonable out-of-pocket expenses are paid by the Sponsor.

The Trustee and any of its affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Trustee has not signed the registration statement of which this prospectus is a part, and is not subject to issuer liability under the federal securities laws for the information contained in this prospectus and under federal securities laws with respect to the issuance and sale of the Shares. Under such laws, neither the Trustee, either in its capacity as Trustee or in its individual capacity, nor any director, officer or controlling person of the Trustee is, or has any liability as, the issuer or a director, officer or controlling person of the Issuer of the Shares. The Trustee’s liability in connection with the issuance and sale of the Shares is limited solely to the express obligations of the Trustee set forth in the Trust Agreement.

The Trustee has no duty or liability to supervise or monitor the performance of the service providers to the Trust, nor does the Trustee have any liability for the acts or omissions of such service providers. The Shareholders have no voice in the day-to-day management of the business and operations of the Trust.

THE CUSTODIAN

JPMorgan Chase Bank N.A., a national banking association acting through its London branch, serves as the Custodian of the Trust’s gold.

The Custodian’s Role

The Custodian is responsible for safekeeping the gold deposited with it in connection with the creation of Baskets. The Custodian is appointed by the Trustee and is responsible to the Trustee only.

The Custodian is responsible for conducting certain limited inspections of the gold delivered by an Authorized Participant and exercising a level of care similar to that used for its own account. However, the Custodian is not responsible for conducting any chemical or other tests designed to verify that such gold meets the purity requirements referred to in the Trust Agreement.

The Custodian’s Fees are paid by the Sponsor.

The Custodian has agreed to purchase from the Trust, at the request of the Trustee, gold needed to cover Trust expenses at a price equal to the price used by the Trustee to determine the value of the gold held by the Trust on the date of the sale.

The Custodian and any of its subsidiaries and affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Custody of the Trust’s Gold

The following is a description of the material provisions of the Custodian Agreement between the Trustee and JPMorgan Chase Bank N.A., London branch, as the Custodian, under which the Custodian will hold the gold that belongs to the Trust. For additional information, see the Custodian Agreement incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The Custodian’s registered office is 125 London Wall, London, EC2Y 5AJ, England. English law governs the Custodian Agreement.

The Custodian will receive and hold gold that is deposited for the account of the Trust. The Custodian will release gold from the Trust’s account when instructed in writing by the Trustee, and not otherwise.

The Custodian may keep the Trust’s gold at its vault premises in New York or London or at the vaults of any subcustodian in England, United States or Canada, unless otherwise agreed between the Custodian and the Trustee (with the Sponsor’s approval). The Custodian may use subcustodians to discharge its obligations to the Trust under the Custodian Agreement. The Custodian is required to use reasonable care in the appointment of any subcustodians. Any subcustodian must be a member of the LBMA. The use of subcustodians does not affect the Custodian’s liability to the Trustee under the Custodian Agreement.

The Custodian has agreed to use reasonable care in the performance of its duties to the Trust, and will only be responsible for any loss or damage suffered by the Trust as a direct result of the Custodian’s negligence, fraud or willful default in the performance of its duties. The Custodian’s liability to the Trust, if any, will be limited to the market value of any gold lost, or the amount of any balance held on an unallocated basis, at the time of the Custodian’s negligence, fraud or willful default.

None of the Custodian, its directors, employees, agents or affiliates will incur any liability to the Trust if, by reason of any law or regulation, or of an act of God or war, terrorism or other circumstance beyond the Custodian’s control, the Custodian is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, performing its obligations under the Custodian Agreement. The Custodian has agreed to indemnify the Trustee for any loss or liability directly resulting from a breach of the Custodian’s covenants, representations, representations and warranties in the Custodian Agreement, a failure of the Custodian to act in accordance with the Trustee’s instructions or any physical loss, destruction or damage to the gold held for the Trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar cause beyond the control of the Custodian for which the Custodian will not be responsible to the Trust. The Custodian will be responsible for the Trust’s gold held at subcustodians to the same extent as if that gold were in the Custodian’s own vault.

The Trustee, solely from and to the extent of the assets of the Trust, shall indemnify and keep indemnified the Custodian (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses (including but not limited to reasonable legal fees and expenses) which the Custodian may suffer or incur directly in connection with the Custodian Agreement, except to the extent that such losses are due directly to the Custodian’s negligence, willful default or fraud.

The Custodian may hold gold for the account of the Trust on an unallocated basis. However, the Custodian must allocate gold bars to the account of the Trust so that no gold is held for the Trust’s account on an unallocated basis at the end of each Business Day of the Custodian.

The Custodian has agreed to maintain insurance in support of its custodial obligations under the Custodian Agreement, including covering any loss of gold. The Custodian has the right to reduce, cancel or allow to expire without replacement such insurance coverage, provided that it gives prior written notice to the Trustee. In the case of a reduction, the Custodian will seek to provide notice 30 days prior to the effective date of the reduction. In the case of a cancellation or expiration without replacement, the required notice must be at least 30 days prior to the last day of coverage. As of the date of this Prospectus, the Trustee has not received from the Custodian any notice of reduction, cancellation or expiration of its insurance coverage. The insurance is held for the benefit of the Custodian, not for the benefit of the Trust or the Trustee, and the Trustee may not submit a claim under the insurance maintained by the Custodian.

The Custodian has agreed to grant to the officers and properly designated representatives of the Trustee and to the independent public accountants for the Trust access to the Custodian’s records for the purpose of confirming the content of those records. Upon at least ten days’ prior notice, any such officer or properly designated representative, the independent public accountants for the Trust and any person designated by any regulatory authority having jurisdiction over the Trustee or the Trust is entitled to examine on the Custodian’s premises the gold held by the Custodian and the records regarding the gold held for the account of the Custodian at a subcustodian. The Custodian has agreed that it will only retain subcustodians if they agree to grant to the Trustee and the independent registered public accounting firm of the Trust access to records and inspection rights similar to those set forth above.

Either the Trustee or the Custodian may terminate the Custodian Agreement by giving not less than 180 Business Days written notice to the other party.

The Trustee has agreed to submit to the non-exclusive jurisdiction of English courts in connection with any dispute arising under the Custodian Agreement. This submission to jurisdiction by the Trustee does not affect any right that the holders of the Shares may otherwise have to institute proceedings against the Trust, the Trustee or the Custodian before any other court of competent jurisdiction.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material U.S. federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain U.S. federal income consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to U.S. federal income tax law and subject to the limitations and qualifications described therein, the opinion of Clifford Chance US LLP, special U.S. federal income tax counsel to the Sponsor. The discussion below is based on the Code, the tax regulations issued by the IRS (“Treasury Regulations”) promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including banks, financial institutions, insurance companies, tax-exempt organizations, broker- dealers, traders, Shareholders that are partnerships for U.S. federal income tax purposes, persons holding Shares as a position in a “hedging,” “straddle,” “conversion,” or “constructive sale” transaction for U.S. federal income tax purposes, persons whose “functional currency” is not the U.S. dollar, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as “capital assets” within the meaning of Section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisers with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

●	an individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

●	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not (1) a U.S. Shareholder as defined above or (2) a partnership for U.S. federal income tax purposes is considered a “Non-U.S. Shareholder” for purposes of this discussion.

Taxation of the Trust

The Sponsor and the Trustee will treat the Trust as a grantor trust for U.S. federal income tax purposes. In the opinion of Clifford Chance US LLP, special U.S. federal income tax counsel to the Sponsor, the Trust will be classified as a grantor trust for U.S. federal income tax purposes. As a result, the Trust itself will not be subject to U.S. federal income tax. Instead, the Trust’s income and expenses will flow through to the Shareholders, and the Trustee will report the Trust’s income, gains, losses and deductions to the IRS on that basis. The opinion of Clifford Chance US LLP represents only its best legal judgment and is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the Sponsor nor the Trustee will request a ruling from the IRS with respect to the classification of the Trust for U.S. federal income tax purposes. If the IRS were to assert successfully that the Trust is not classified as a grantor trust, the Trust would be classified as a partnership for U.S. federal income tax purposes, which may affect timing and other tax consequences to the Shareholders.

The following discussion assumes that the Trust will be classified as a grantor trust for U.S. federal income tax purposes.

Taxation of U.S. Shareholders

Shareholders will be treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation of a Basket, the delivery of gold to the Trust in exchange for the underlying gold represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the gold held in the Trust will be the same as its tax basis and holding period for the gold delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s Shares are acquired on the same date and at the same price per Share. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying gold related to such Shares.

When the Trust sells gold, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro rata share of the amount realized by the Trust upon the sale and (2) the Shareholder’s tax basis for its pro rata share of the gold that was sold. A Shareholder’s tax basis for its share of any gold sold by the Trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the gold held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold, and the denominator of which is the total amount of the gold held in the Trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the gold remaining in the Trust will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold. The delivery to the Trust of gold in specified denominations (e.g., LBMA gold in denominations of 400 ounces) and the subsequent delivery by the Trust of gold in different denominations will not constitute a taxable event.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the gold held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (1) the amount realized pursuant to the sale of the Shares, and (2) the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying gold represented by the Shares redeemed generally will not be a taxable event to the Shareholder. In addition, a Shareholder that acquires its Shares as part of a creation of a Basket by the delivery to the Trust of gold in specified denominations (e.g., LBMA gold in denominations of 400 ounces), the subsequent redemption of its Shares for gold delivered by the Trust in different denominations will not constitute a taxable event, provided that the amount of gold received upon redemption contains the equivalent metallic content of the gold delivered upon creation, less amounts accrued or sold to pay the Trust’s expenses and other charges. The Shareholder’s tax basis for the gold received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the gold received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the gold received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the gold held in the Trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, is treated as the basis of the gold received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including gold, held for more than one year are taxed at a maximum rate of 28%, rather than the current maximum 20% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the Trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to the Trust’s sale of any gold which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less or by a taxpayer other than an individual U.S. taxpayer are generally the same as those at which ordinary income is taxed.

3.8% Tax on Net Investment Income

Certain U.S. Shareholders who are individuals are required to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes capital gains from the disposition of property. This tax is in addition to any capital gains taxes due on such investment income. A similar tax will apply to estates and trusts. U.S. Shareholders should consult their own tax advisers regarding the effect, if any, this law may have on their investment in the Shares.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize the full amount of gain or loss upon a sale of gold by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, or certain closely held corporations, however, may be subject to various limitations on their ability to use their allocable share of the Trust’s deductions and losses. Prospective Shareholders should consult their own tax advisers regarding the U.S. federal income tax consequences of holding Shares in light of their particular circumstance.

Investment by U.S. Tax-Exempt Shareholders

Certain U.S. Shareholders (“U.S. Tax-Exempt Shareholders”) are subject to U.S. federal income tax only on their unrelated business taxable income (“UBTI”). Unless they incur debt in order to purchase Shares, it is expected that U.S. Tax-Exempt Shareholders should not realize UBTI in respect of income or gains from the Shares. U.S. Tax-Exempt Shareholders should consult their own independent tax advisers regarding the U.S. federal income tax consequences of holding Shares in light of their particular circumstances.

Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code Section 851 should consult with their tax advisers concerning (1) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act, may be considered an investment in the underlying gold for purposes of Code Section 851(b), and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code Section 851.

Investment by Certain Retirement Plans

Section 408(m) of the Code provides that the purchase of a “collectible” as an investment for an individual retirement account (“IRA”), or for a participant directed account maintained under any plan that is tax-qualified under Section 401(a) of the Code, is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The IRS has issued private letter rulings to taxpayers, including an affiliate of the Sponsor, providing that the purchase of Shares by an IRA or a participant-directed account maintained under a plan that is tax-qualified under Section 401(a) of the Code, will not constitute the acquisition of a collectible or be treated as resulting in a taxable distribution to the IRA owner or plan participant under Code Section 408(m). However, in the event any redemption of Shares results in the distribution of gold bullion to an IRA or a participant-directed account maintained under a plan that is tax-qualified under Section 401(a) of the Code, such distribution would constitute the acquisition of a collectible to the extent provided under Section 408(m) of the Code. Private letter rulings are only binding on the IRS with respect to the taxpayer to which they are issued. The Trust has neither requested nor obtained such a private letter ruling and there can be no assurance that the IRS would rule favorably with respect to the Trust if asked. Owners of IRAs or participants for whom the plan account is maintained are strongly urged to consult with their tax advisors before directing any such accounts to invest in the Shares since the acquisition of Shares may be considered a taxable distribution from the IRA. See “ERISA and Related Considerations.”

Taxation of Non-U.S. Shareholders

A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of gold by the Trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from U.S. sources or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. Each Shareholder will be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses. A U.S. Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction other than the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA AND RELATED CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (“ERISA”) and/or Section 4975 of the Code impose certain requirements on: (i) employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to Title I of ERISA and/or Section 4975 of the Code (collectively, “Plans”); and (ii) persons who are fiduciaries with respect to the investment of assets treated as “plan assets” within the meaning of U.S. Department of Labor (the “DOL”) regulation 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”), of a Plan. Investments by Plans are subject to the fiduciary requirements and the applicability of prohibited transaction restrictions under ERISA and the Code.

“Governmental plans” within the meaning of Section 3(32) of ERISA, certain “church plans” within the meaning of Section 3(33) of ERISA and “non-U.S. plans” described in Section 4(b)(4) of ERISA, while not subject to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may be subject to any federal, state, local, non-U.S. or other law or regulation that is substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans are advised to consult with their counsel prior to an investment in the Shares.

In contemplating an investment of a portion of Plan assets in the Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities. The Plan fiduciary should consider, among other issues, whether: (1) the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) the investment would constitute a direct or indirect non-exempt prohibited transaction with a “party in interest” or “disqualified person” within the meaning of ERISA and Section 4975 of the Code respectively; (3) the investment is in accordance with the Plan’s funding objectives; and (4) such investment is appropriate for the Plan under the general fiduciary standards of investment prudence and diversification , taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due. When evaluating the prudence of an investment in the Shares, the Plan fiduciary should consider the DOL’s regulation on investment duties, which can be found at 29 C.F.R. § 2550.404a-1.

It is intended that (a) none of the Sponsor, the Trustee, the Custodian or any of their respective affiliates (the “Transaction Parties”) has through this prospectus and related materials provided any investment advice within the meaning of Section 3(21) of ERISA to the Plan in connection with the decision to purchase or acquire such Shares and (b) the information provided in this prospectus and related materials will not make a Transaction Party a fiduciary to the Plan.

SEED CAPITAL INVESTOR

The Seed Capital Investor agreed to purchase $9,325,500 in Shares on June 15, 2021, and on June 17, 2021 took delivery of, 500,000 Shares at a per-Share price of $18.651 (the “Seed Creation Baskets”). The per-Share price on June 15, 2021 was equal to 1/100th of an ounce of gold determined using the LBMA Gold Price PM. The LBMA Gold Price PM on June 15, 2021 was $1,865.10. As of the date of this prospectus, these 500,000 Shares represent all of the outstanding Shares. The Seed Capital Investor may offer all of the Shares comprising the Seed Creation Baskets to the public pursuant to this prospectus.

The Seed Capital Investor will not receive from the Trust, the Sponsor or any of their affiliates any fee or other compensation in connection with the sale of the Seed Creation Baskets. The Seed Capital Investor will be acting as underwriter with respect to the Seed Creation Baskets.

The Sponsor and the Trust have agreed to indemnify the Seed Capital Investor against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Seed Capital Investor may be required to make in respect thereof.

PLAN OF DISTRIBUTION

In addition to, and independent of the initial purchase by the Seed Capital Investor (described above), the Trust issues Shares in Baskets to Authorized Participants in exchange for deposits of gold on a continuous basis. As of the date of this prospectus, the Authorized Participants are Merrill Lynch Professional Clearing Corp., Virtu Americas LLC, and JP Morgan Securities, Inc.. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “distribution,” as such term is used in the Securities Act, will be occurring. The Seed Capital Investor will be deemed to be a statutory underwriter. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter.

By executing an Authorized Participant Agreement, an Authorized Participant becomes part of the group of parties eligible to purchase Baskets from, and put Baskets for redemption to, the Trust. An Authorized Participant is under no obligation to create or redeem Baskets, and an Authorized Participant is under no obligation to offer to the public Shares of any Baskets it does create.

Investors that purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges. Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(a)(3)(C) of the Securities Act, would be unable to take advantage of the prospectus- delivery exemption provided by Section 4(a)(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and that sales be made through broker-dealers who are members of Financial Industry Regulatory Authority, Inc. (“FINRA”). Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

Because FINRA views the Shares as interests in a direct participation program, no FINRA-member, or person associated with a member, will participate in a public offering of Shares except in compliance with Rule 2310 of the FINRA Rules. The Authorized Participants do not receive from the Trust or the Sponsor any compensation in connection with an offering of the Shares.

The Seed Capital Investor will not act as an Authorized Participant with respect to the Seed Creation Baskets, and its activities with respect to the Seed Creation Baskets will be distinct from those of an Authorized Participant. Unlike most Authorized Participants, the Seed Capital Investor is not in the business of purchasing and selling securities for its own account or the accounts of others. The Seed Capital Investor will not act as an Authorized Participant to purchase (or redeem) Baskets in the future.

The Shares will be listed and traded on NYSE Arca under the ticker symbol “IAUM.”

CONFLICTS OF INTEREST

General

Prospective investors should be aware that the Sponsor and the Trustee intend to assert that Shareholders have, by purchasing Shares, consented to the following conflicts of interest in the event of any proceeding alleging that such conflicts violated any duty owed by the Sponsor or the Trustee to the Shareholders.

The Sponsor and the Trustee want you to know that there are certain entities with which the Sponsor or the Trustee may have relationships that may give rise to conflicts of interest, or the appearance of conflicts of interest. These entities include the following: affiliates of the Sponsor and the Trustee (including BlackRock, Inc., each of its affiliates, directors, partners, trustees, managing members, officers and employees, collectively, the “Affiliates”).

The activities of the Sponsor, the Trustee and the Affiliates in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Trust and its Shareholders. One or more of the Sponsor, the Trustee or the Affiliates provide investment management services to other investment vehicles, funds and discretionary managed accounts that may follow an investment program similar to that of the Trust. The Sponsor the Trustee and the Affiliates collectively are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Trust and its Shareholders. One or more of the Sponsor, the Trustee or the Affiliates act or may act as an investor, investment banker, research provider, investment manager, financier, underwriter, advisor, market maker, trader, prime broker, lender, agent and principal, and have other direct and indirect interests, in assets in which the Trust directly and indirectly invest.

Thus, it is likely that the Trust will have multiple business relationships with and will engage in transactions with or obtain services from entities for which the Sponsor, the Trustee or an Affiliate performs or seeks to perform investment banking or other services.

Resolution of Certain Conflicts

The Trust Agreement provides that in the case of a conflict of interest between the Trustee, the Sponsor and their affiliates, on the one hand, and the holders of Shares, on the other, the Trustee and the Sponsor will use commercially reasonable efforts to resolve such conflict considering the relevant interests of each party (including their own interests) and related benefits and burdens, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. The Trust Agreement provides that in the absence of bad faith by the Sponsor or Trustee, such a resolution will not constitute a breach of the Trust Agreement or any duty or obligation of the Sponsor or Trustee. Notwithstanding the foregoing, in no event will the Sponsor or the Trustee or their respective affiliates be required to divest themselves of, or restrict their services or other activities with respect to, any assets they currently or may hold, manage or control on their own behalf or on behalf of any customer, client or any other person.

LEGAL MATTERS

The validity of the Shares has been passed upon for the Sponsor by Clifford Chance US LLP, New York, New York, who, as special U.S. tax counsel to the Sponsor, has also rendered an opinion regarding the material federal income tax consequences relating to the Shares.

License Agreement

On January 29, 2004, The Bank of New York Mellon granted to an affiliate of the Sponsor of the Trust (the “Licensee”) a perpetual, worldwide, non-exclusive, non-transferable license under The Bank of New York Mellon’s patents and patent applications that cover securitized gold products (the “Licensor Patent Rights”) solely for the purpose of establishing, operating and marketing any securitized gold financial product that is sold, sponsored or issued by the Licensee.

On June 15, 2021, the Licensee granted to the Trust a sublicense to use the Licensor Patent Rights solely for the purpose of establishing, operating and marketing any securitized gold financial product that is sold, sponsored or issued by the Trust.

LBMA Gold Price

All references to LBMA Gold Price are used with the permission of IBA and have been provided for information purposes only. IBA accepts no liability or responsibility for the accuracy of the prices or the underlying product to which the prices may be referenced.

THE LBMA GOLD PRICE, WHICH IS ADMINISTERED AND PUBLISHED BY IBA, SERVES AS, OR AS PART OF, AN INPUT OR UNDERLYING REFERENCE FOR iSHARES GOLD TRUST MICRO.

LBMA GOLD PRICE IS A TRADE MARK OF PRECIOUS METALS PRICES LIMITED, AND IS LICENSED TO IBA AS THE ADMINISTRATOR OF THE LBMA GOLD PRICE. IBA IS A TRADE MARK OF IBA AND/OR ITS AFFILIATES. THE LBMA GOLD PRICE AM, LBMA GOLD PRICE PM, AND THE TRADE MARKS LBMA GOLD PRICE AND IBA, ARE USED BY BLACKROCK WITH PERMISSION UNDER LICENCE BY IBA.

IBA AND ITS AFFILIATES MAKE NO CLAIM, PREDICATION, WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED FROM ANY USE OF THE LBMA GOLD PRICE, OR THE APPROPRIATENESS OR SUITABILITY OF THE LBMA GOLD PRICE FOR ANY PARTICULAR PURPOSE TO WHICH IT MIGHT BE PUT, INCLUDING WITH RESPECT TO iSHARES GOLD TRUST MICRO. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED TERMS, CONDITIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, AS TO QUALITY, MERCHANTABILITY, FITNESS FOR PURPOSE, TITLE OR NON-INFRINGEMENT, IN RELATION TO THE LBMA GOLD PRICE, ARE HEREBY EXCLUDED, AND NONE OF IBA OR ANY OF ITS AFFILIATES WILL BE LIABLE IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR NUISANCE, OR UNDER ANTITRUST LAWS OR OTHERWISE, IN RESPECT OF ANY INACCURACIES, ERRORS, OMISSIONS, DELAYS, FAILURES, CESSATIONS OR CHANGES (MATERIAL OR OTHERWISE) IN THE LBMA GOLD PRICE, OR FOR ANY DAMAGE, EXPENSE OR OTHER LOSS (WHETHER DIRECT OR INDIRECT) YOU MAY SUFFER ARISING OUT OF OR IN CONNECTION WITH THE LBMA GOLD PRICE OR ANY RELIANCE YOU MAY PLACE UPON IT.

EXPERTS

The financial statements as of June 15, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Sponsor has filed on behalf of the Trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which you may inspect, without charge, online at www.sec.gov. Information about the Trust or the Shares can also be obtained from the Sponsor’s website at http://www.iShares.com. This Internet address is only provided here as a convenience to you, and the information contained on or connected to the Trust’s website is not considered part of this prospectus. We will make available, free of charge, on our website our Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (including any amendments thereto), proxy statements and other information filed with, or furnished to, the SEC, as soon as reasonably practicable after such documents are so filed or furnished.

The Trust will be subject to the informational requirements of the Exchange Act and the Sponsor will, on behalf of the Trust, file certain reports and other information with the SEC. These filings will contain certain important information that does not appear in this prospectus. For further information about the Trust, you may read and copy these filings at the SEC’s Internet site (www.sec.gov), which also contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

The SEC allows the “incorporation by reference” of information into this prospectus, which means that information may be disclosed to you by referring you to other documents filed or which will be filed with the SEC. Unless otherwise provided therein, any reports filed by the Trust with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents and shall automatically update or supersede, as applicable, any information included in, or incorporated by reference into this prospectus. The statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

The Sponsor will provide you without charge, upon your written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus. Please direct your written or telephone requests to iShares Delaware Trust Sponsor LLC, 400 Howard Street, San Francisco, CA 94105, Attention: Product Management Team, iShares Product Research & Development (Tel: 1-800-474-2737). You may also obtain information about the Trust by visiting its website at www.iShares.com. Information contained in the Trust’s website is not part of this prospectus.

GLOSSARY

In this prospectus, each of the following terms has the meaning set forth below:

“Authorized Participant” — A person who, at the time of submitting to the Trustee an order to create or redeem one or more Baskets (i) is a registered broker-dealer, (ii) is a DTC Participant or an Indirect Participant, and (iii) has in effect a valid Authorized Participant Agreement.

“Authorized Participant Agreement” — An agreement entered into by an Authorized Participant, the Sponsor and the Trustee that provides the procedures for the creation and redemption of Baskets.

“Basket” — A block of 50,000 Shares (as such number may be increased or decreased pursuant to the Trust Agreement).

“Basket Gold Amount” — The amount of gold (measured in Fine Ounces), determined on each Business Day by the Trustee, which Authorized Participants must transfer to the Trust in exchange for a Basket, or will receive in exchange for each Basket surrendered for redemption.

“Blackrock” — Blackrock, Inc.

“Business Day” — Any day other than: (1) a Saturday or a Sunday, or (2) a day on which NYSE Arca is closed for regular trading.

“CFTC” — U.S. Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States, or any successor governmental agency in the United States.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“COMEX” — The exchange market on gold futures contracts operated by Commodity Exchange, Inc., a subsidiary of NYMEX.

“Commodity Exchange Act” or “CEA” — The United States Commodity Exchange Act of 1936, as amended.

“Custodian” — JPMorgan Chase Bank, N.A., a national banking association acting through its London branch.

“Custodian Agreement” — The agreement, governed by English law, between the Trustee and the Custodian regarding the custody of the Trust’s gold.

“DOL” — U.S. Department of Labor

“DTC” — The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

“DTC Participant” — An entity that has an account with DTC.

“ERISA” — The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” — The United States Securities Exchange Act of 1934, as amended.

“FCA” — Financial Conduct Authority of the United Kingdom.

“Fine Ounce” — An Ounce of 100% pure gold. The number of Fine Ounces in a gold bar may be calculated by multiplying the gross weight in Ounces by the fineness, expressed as a fraction of the fine metal content in parts per 1000.

“FINRA” — Financial Industry Regulatory Authority, Inc.

“Gold Bullion” — (a) gold bullion meeting the requirements of London Good Delivery Standards or (b) credit to an Unallocated account representing the right to receive gold bullion meeting the requirements of London Good Delivery Standards.

“IBA” — ICE Benchmark Administration, a specialist benchmark administrator appointed by the LBMA.

“Indirect Participant” — An entity that has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“Investment Company Act” — The United States Investment Company Act of 1940, as amended.

“IRA” — Individual retirement account.

“IRS” — The United States Internal Revenue Service.

“JOBS Act”— The Jumpstart Our Business Startups Act.

“LBMA” — The London Bullion Market Association, a trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market.

“LBMA Gold Price AM” — As of any day, the price of gold determined in an auction hosted by IBA in the morning of such day (London time).

“LBMA Gold Price PM” — As of any day, the price of gold determined in an auction hosted by IBA in the afternoon of such day (London time).

“Licensee” — An affiliate of the Sponsor that was granted Licensor Patent Rights under the License Agreement.

“London Good Delivery Bar” — A bar of gold meeting the London Good Delivery Standards.

“London Good Delivery Standards” — The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars as set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

“London PM Fix” — As of any day, the price of gold fixed in the afternoon of such day (London time) by the London Gold Market Fixing Ltd.

“NAV” — Net asset value per Share. See “Business of the Trust — Valuation of Gold; Computation of Net Asset Value” for a description of how the net asset value of the Trust and the NAV are calculated.

“Non-U.S. Shareholder” — A shareholder that is not a U.S. Shareholder.

“NYMEX” — New York Mercantile Exchange, Inc.

“NYSE Arca” — The NYSE Arca Marketplace operated by NYSE Arca Equities, Inc.

“OTC” — The global over-the-counter market for the trading of gold which consists of transactions in spot, forwards, and options and other derivatives.

“Ounce” — A troy ounce, equal to 1.0971428 ounces avoirdupois. “Avoirdupois” is the system of weights used in the United States and Great Britain for goods other than precious metals, gems and drugs. In that system, a pound has 16 ounces and an ounce has 16 drams.

“Plan” — Any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of ERISA, as set forth in Title I thereof, (b) plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans, (c) entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

“SEC” — The Securities and Exchange Commission of the United States, or any successor governmental agency in the United States.

“Securities Act” — The United States Securities Act of 1933, as amended.

“Seed Capital Investor” - BlackRock Financial Management, Inc.

“Seed Creation Baskets” - ten Baskets delivered to the Seed Capital Investor on June 17, 2021 in exchange for 5,000 fine ounces of gold.

“Shareholders” — Owners of beneficial interests in the Shares.

“Shares” — Units of fractional undivided beneficial interest in the net assets of the Trust which are issued by the Trust.

“Sponsor” — iShares Delaware Trust Sponsor LLC, an indirect subsidiary of BlackRock, Inc.

“Sponsor’s Fee” — the fees of the Sponsor, which accrues daily and is paid monthly in arrears at an annualized rate equal to  0.15% of the net asset value of the Trust. The Sponsor may, at its discretion and from time to time, waive all or a portion of the Sponsor’s Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. Effective on the date the Shares are listed for trading on NYSE Arca, the Sponsor has voluntarily agreed to waive a portion of the Sponsor's Fee so that the Sponsor's Fee after the fee waiver will not exceed 0.07% through June 30, 2024.

“TOCOM” — The Tokyo Commodity Exchange.

“Tonne” — One metric ton which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

“Treasury Regulations” — Tax regulations issued by the IRS.

“Trust” — iShares Gold Trust Micro, a New York trust formed pursuant to the Trust Agreement.

“Trust Agreement” — The Depositary Trust Agreement dated as of June 15, 2021, among the Sponsor, The Bank of New York Mellon, as Trustee, the registered and beneficial owners from time to time of Shares and all persons that deposit gold for creation of Shares under which the Trust is governed.

“Trustee” — The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers.

“UBTI” — Unrelated business taxable income.

“Unallocated” — Gold is said to be held in unallocated form at a custodian when the person in whose name gold is so held is entitled to receive delivery of gold in the amount standing to the credit of that person’s account, but that person has no ownership interest in any particular gold that the custodian maintaining the account owns or holds. In contrast, gold is held in “allocated” form when specific bars of gold held by the custodian are identified as the property of the person holding the “allocated” account.

“U.S. Shareholder” — A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

Report of Independent Registered Public Accounting Firm

To the Sponsor and Shareholders of iShares® Gold Trust Micro

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of iShares® Gold Trust Micro (the “Trust”) as of June 15, 2021, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of June 15, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Sponsor’s management. Our responsibility is to express an opinion on the Trust’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 18, 2021

We have served as the Trust's auditor since 2021.

iShares Gold Trust Micro

STATEMENT OF ASSETS AND LIABILITIES

At June 15, 2021

ASSETS:
Investment in gold bullion, at fair value(a)	$9,325,500
Total Assets	9,325,500

Liabilities
Total Liabilities	-

Commitments and contingent liabilities (Note 6)	-

Net Assets	$9,325,500

Shares issued and outstanding(b)	500,000
Net asset value per Share (Note 2C)	$18.65

(a) Cost of investment in gold bullion: $9,325,500
(b) No par value, unlimited amount authorized.

See Notes to Financial Statements

iShares Gold Trust Micro

SCHEDULE OF INVESTMENTS

At June 15, 2021

Description	Ounces	Cost	Fair Value
Gold bullion	5,000	$9,325,500	$9,325,500

Total Investment – 100.00%			9,325,500
Less Liabilities – (0.00)%			—
Net Assets – 100.00%			$9,325,500

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization:

The iShares Gold Trust Micro (the “Trust”) was organized on June 15, 2021 as a New York trust. The trustee is The Bank of New York Mellon (the “Trustee”), which is responsible for the day-to-day administration of the Trust. The Trust’s sponsor is iShares Delaware Trust Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Trust is governed by the provisions of the Depositary Trust Agreement (the "Trust Agreement") executed by the Trustee and the Sponsor as June 15, 2021. The Trust issues units of beneficial interest (“Shares”) representing fractional undivided beneficial interests in its net assets.

BlackRock Financial Management, Inc., the Seed Capital Investor, contributed 5,000 ounces of Gold in exchange for 500,000 shares on June 15, 2021 for the benefit of BlackRock Financial Management, Inc. At contribution, the value of the gold deposited with the Trust was based on the price of an ounce of gold of $1,865.10. The Seed Capital Investor is an affiliate of the Sponsor. Seed Capital Investor will not receive from the Trust, the Sponsor or any of their affiliates any fee or other compensation in connection with the sale of the Seed Creation Baskets.

The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold.

The Trust qualifies as an investment company solely for accounting purposes and not for any other purpose and follows the accounting and reporting guidance under the Financial Accounting Standards Board Accounting Standards Codification Topic 946, Financial Services - Investment Companies, but is not registered, and is not required to be registered, as an investment company under the Investment Company Act of 1940, as amended.

Note 2. Significant Accounting Policies:

A.	Basis of Accounting

The following significant accounting policies are consistently followed by the Trust in the preparation of its financial statements in conformity with generally accepted accounting principles in the United States ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

B.	Gold Bullion

JPMorgan Chase Bank N.A., London branch (the “Custodian”), is responsible for the safekeeping of gold bullion owned by the Trust.

Fair value of the gold bullion held by the Trust is based on that day's London Bullion Market Association ("LBMA") Gold Price PM. "LBMA Gold Price PM" is the price per fine troy ounce of gold, stated in U.S. dollars, determined by ICE Benchmark Administration (“IBA”) following an electronic auction consisting of one or more 30-second rounds starting at 3:00 p.m. (London time), on each day that the London gold market is open for business, and published shortly thereafter. If there is no LBMA Gold Price PM on any day, the Trustee is authorized to use the most recently announced price of gold determined in an electronic auction hosted by IBA that begins at 10:30 a.m. (London time) (the “LBMA Gold Price AM”), unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate as a basis for evaluation.

Gain or loss on sales of gold bullion is calculated on a trade date basis using the average cost method.

The following tables summarize activity in gold bullion during the period covered by this financial statement:

June 15, 2021	Ounces	Cost	Fair Value	Realized Gain (Loss)
Beginning balance	—	$—	$—	$—
Gold bullion contributed	5,000	9,325,500	9,325,500	—
Gold bullion distributed	—	—	—	—
Gold bullion sold to pay expenses	—	—	—	—
Net realized gain	—	—	—	—
Net change in unrealized appreciation/depreciation	—	—	—	—
Ending balance	5,000	$9,325,500	$9,325,500	$—

C.	Calculation of Net Asset Value

On each business day, as soon as practicable after 4:00 p.m. (New York time), the net asset value of the Trust is obtained by subtracting all accrued fees, expenses and other liabilities of the Trust from the fair value of the gold and other assets held by the Trust. The Trustee computes the net asset value per Share by dividing the net asset value of the Trust by the number of Shares outstanding on the date the computation is made.

D.	Offering of the Shares

Trust Shares are issued and redeemed continuously in aggregations of 50,000 Shares in exchange for gold bullion rather than cash. Individual investors cannot purchase or redeem Shares in direct transactions with the Trust. The Trust only transacts with registered broker-dealers that are eligible to settle securities transactions through the book-entry facilities of the Depository Trust Company and that have entered into a contractual arrangement with the Trustee and the Sponsor governing, among other matters, the creation and redemption of Shares (such broker-dealers, the “Authorized Participants”). Holders of Shares of the Trust may redeem their Shares at any time acting through an Authorized Participant and in the prescribed aggregations of 50,000 Shares; provided, that redemptions of Shares may be suspended during any period while regular trading on NYSE Arca, Inc. (“NYSE Arca”) is suspended or restricted, or in which an emergency exists as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.

The per Share amount of gold exchanged for a purchase or redemption represents the per Share amount of gold held by the Trust, after giving effect to its liabilities.

When gold bullion is exchanged in settlement of a redemption, it is considered a sale of gold bullion for accounting purposes.

Share activity is as follows:

	Shares	Amount
Shares issued	500,000	$9,325,500
Shares redeemed	—	—
Net increase	500,000	$9,325,500

E.	Federal Income Taxes

The Trust is treated as a grantor trust for federal income tax purposes and, therefore, no provision for federal income taxes is required. Any interest, expenses, gains and losses are passed through to the holders of Shares of the Trust. The Sponsor has reviewed the tax positions as of June 15, 2021 and has determined that no provision for income tax is required in the Trust’s financial statements.

3 - Trust Expenses

The Trust will pay to the Sponsor a Sponsor's fee that will accrue daily at an annualized rate equal to 0.15% of the adjusted daily net asset value of the Trust, paid in arrears. The Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee's monthly fee, the Custodian's fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses, and up to $100,000 per annum in legal fees and expenses. The Sponsor has also paid the costs of the Trust's organization and the initial sales of the Shares, including applicable SEC registration fees.

4 - Related Parties

The Sponsor and the Trustee are considered to be related parties to the Trust. The Trustee’s fee is paid by the Sponsor and is not a separate expense of the Trust.

As of June 15, 2021 BlackRock Financial Management, Inc., an affiliate of the Sponsor, owned 500,000 Shares of the Trust.

5 - Indemnification

The Trust Agreement provides that the Sponsor and its shareholders, directors, officers, employees, affiliates and subsidiaries shall be indemnified by the Trust for any loss, liability or expense incurred by any such person that arises out of or in connection with the performance of obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement, absent such person's negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of such person's duties and obligations.

The Trust has agreed that the Custodian will only be responsible for any loss or damage suffered by the Trust as a direct result of the Custodian's negligence, fraud or willful default in the performance of its duties.

6 - Commitments and Contingent Liabilities

In the normal course of business, the Trust may enter into contracts with service providers that contain general indemnification clauses. The Trust’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Trust that have not yet occurred.

7 - Concentration Risk

Substantially all of the Trust’s assets are holdings of gold bullion, which creates a concentration risk associated with fluctuations in the price of gold. Accordingly, a decline in the price of gold will have an adverse effect on the value of the Shares of the Trust. Factors that may have the effect of causing a decline in the price of gold include large sales by the official sector (governments, central banks, and related institutions), an increase in the hedging activities of gold producers, and changes in the attitude of speculators, investors and other market participants towards gold.

8 - Investment Valuation

U.S. GAAP defines fair value as the price the Trust would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. The Trust’s policy is to value its investment at fair value.

Various inputs are used in determining the fair value of assets and liabilities. Inputs may be based on independent market data (“observable inputs”) or they may be internally developed (“unobservable inputs”). These inputs are categorized into a disclosure hierarchy consisting of three broad levels for financial reporting purposes. The level of a value determined for an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are as follows:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 –

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not considered to be active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

Level 3 –	Unobservable inputs that are unobservable for the asset or liability, including the Trust’s assumptions used in determining the fair value of investments.

At June 15, 2021, the value of the gold bullion held by the Trust is categorized as Level 1.

iShares Gold Trust Micro

120,000,000 Shares

PROSPECTUS

    , 2021

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.*

The Trust shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor. Except for the Securities and Exchange Commission Registration Fee and NYSE Arca Listing Fee, all such expenses are estimated:

Securities and Exchange Commission Registration Fee	$247,229.33
NYSE Arca Listing Fee	$5,062.50
Printing and engraving expenses	$5,210
Legal fees and expenses	$250,000
Accounting fees and expenses	$5,000
Total	$512,501.83

*	Subject to revision upon completion of the offering.

Item 14.          Indemnification of Directors and Officers.

Section 5.6(b) of the Trust Agreement provides that the Trustee shall indemnify the Sponsor, its directors, officers, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including reasonable fees and expenses of counsel) (i) caused by the negligence or bad faith of the Trustee or (ii) arising out of any information furnished in writing to the Sponsor by the Trustee expressly for use in the registration statement, or any amendment thereto or periodic or other report, filed with the SEC relating to the Shares that is not materially altered by the Sponsor.

Section 5.6(d) of the Trust Agreement provides that the Sponsor and its members, managers, directors, officers, employees, affiliates (as such term is defined under the Securities Act) and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) reckless disregard of their obligations and duties under the Trust Agreement.

Item 15.          Recent Sales of Unregistered Securities.

None.

Item 16.     Exhibits.

(a) Exhibits

Exhibit No	Description

1.1	Seed Capital Investor Agreement*

4.1	Depositary Trust Agreement*

4.2	Standard Terms for Authorized Participant Agreements*

5.1	Opinion of Clifford Chance US LLP as to legality*

8.1	Opinion of Clifford Chance US LLP as to tax matters*

10.1	Custodian Agreement*

10.2	Sublicense Agreement*

23.1	Consent of PricewaterhouseCoopersLLP*

23.2	Consents of Clifford Chance US LLP included in Exhibits 5.1 and 8.1*

24.1	Powers of attorney**

*	Filed herewith.
**	Filed previously.

(b)     Financial Statement Schedules

Not applicable.

Item 17.          Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That:

Paragraphs (1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on June 21, 2021.

iShares Delaware Trust Sponsor LLC Sponsor of iShares Gold Trust Micro*

By:	/s/ Paul Lohrey
Paul Lohrey
Director, President and Chief Executive Officer
(Principal executive officer)

By:	/s/ Mary Cronin
Mary Cronin
Director and Chief Financial Officer
(Principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Title	Date

/s/ Paul Lohrey	Director, President and Chief Executive Officer	June 21, 2021
Paul Lohrey	(Principal executive officer)

/s/ Mary Cronin	Director and Chief Financial Officer	June 21, 2021
Mary Cronin	(Principal financial and accounting officer)

**	Director	June 21, 2021
Philip Jensen

**	Director	June 21, 2021
Peter Landini

**	Director	June 21, 2021
Kimun Lee

**/s/ Paul Lohrey		June 21, 2021
Paul Lohrey, Attorney-in-fact

* The Registrant is a trust and the persons are signing in their capacities as officers or directors of iShares Delaware Trust Sponsor LLC, the sponsor of the Registrant.